         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 15, 1999



                                 $1,285,000,000
                          Principal Amount at Maturity


                                [GRAPHIC OMITTED]


           Zero Coupon Convertible Debentures Due December 19, 2020

                                 ------------

     The Debentures are Comcast Corporation's senior unsecured obligations. We will not pay interest on the Debentures prior to maturity. The issue price represents a yield to maturity of 1.25% per year.

     We may redeem for cash all or part of the Debentures on or after December 19, 2005. Holders may require us to repurchase the Debentures at a price per Debenture on December 19, 2001 of $789.18, on December 19, 2003 of $809.10, on December 19, 2005 of $829.52, on December 19, 2010 of $882.84 and on December 19, 2015 of $939.60. We may choose to pay the repurchase price for the December 19, 2001, 2003 and 2005 repurchases in cash or shares of our Class A Special Common Stock, $1.00 par value, known as our Class A Special Common Stock, or a combination of cash and shares of our Class A Special Common Stock. We may pay the repurchase price for the December 19, 2010 and 2015 repurchases in cash only.

     The Debentures are convertible at the option of the holder, so long as specified conditions are met, into shares of our Class A Special Common Stock at a conversion rate of 14.2566 shares of Class A Special Common Stock per Debenture, subject to adjustment in some events. This is equivalent to an initial conversion price of $54.67 per share of Class A Special Common Stock based on the price to investors of the Debentures. Holders may surrender Debentures for conversion at any time prior to maturity, unless previously redeemed, but only if the closing sale price of our Class A Special Common Stock is greater than 110% of the accreted conversion price for at least 20 trading days of the 30 trading days prior to conversion. Our Class A Special Common Stock is listed on The Nasdaq National Market under the symbol "CMCSK." On December 13, 2000, the closing price of our Class A Special Common Stock as reported on The Nasdaq National Market was $38.5625 per share.

     The underwriter has an option to purchase a maximum of $192,750,000 aggregate principal amount at maturity of additional Debentures to cover over-allotments.

     Investing in the Debentures involves risks. See "Risk Factors" on page S-6 of this prospectus supplement and page 3 of the accompanying prospectus.

                                               Underwriting      Proceeds to
                              Price to        Discounts and        Comcast
                             Public (1)        Commissions     Corporation (1)
                         ------------------  ---------------  ----------------
Per Debenture .........    $       779.41          $ 15.59           $763.82
Total .................    $1,001,541,850      $20,033,150      $981,508,700

(1) Plus accrued interest, if any, from December 19, 2000.

     Delivery of the Debentures in book-entry form only will be made on or about December 19, 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Debentures or determined that this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           Credit Suisse First Boston

          The date of this prospectus supplement is December 13, 2000.

                                 ------------

                                TABLE OF CONTENTS

                                                                         PAGE
PROSPECTUS SUPPLEMENT
SUMMARY...................................................................S-3
RISK FACTORS..............................................................S-6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................S-7
USE OF PROCEEDS...........................................................S-8
PRICE RANGE OF CLASS A SPECIAL COMMON STOCK; DIVIDENDS....................S-9
RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS..........................................S-10
CAPITALIZATION...........................................................S-11
DESCRIPTION OF DEBENTURES................................................S-12
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..................S-24
UNDERWRITING.............................................................S-28
NOTICE TO CANADIAN RESIDENTS.............................................S-30
LEGAL MATTERS............................................................S-30

PROSPECTUS
RISK FACTORS................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................5
COMCAST CORPORATION.........................................................6
TRUST SUBSIDIARIES..........................................................6
USE OF PROCEEDS.............................................................7

                                                                         PAGE
DIVIDEND POLICY.............................................................7
RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS.............................................7
DESCRIPTION OF THE SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES..8
DESCRIPTION OF WARRANTS....................................................18
DESCRIPTION OF PURCHASE CONTRACTS..........................................19
DESCRIPTION OF UNITS.......................................................19
DESCRIPTION OF THE GUARANTEED TRUST PREFERRED SECURITIES...................20
DESCRIPTION OF THE GUARANTEED TRUST PREFERRED SECURITIES GUARANTEES........21
GLOBAL SECURITIES..........................................................24
DESCRIPTION OF PREFERRED STOCK.............................................26
DESCRIPTION OF DEPOSITARY SHARES...........................................27
DESCRIPTION OF COMMON STOCK................................................29
PLAN OF DISTRIBUTION.......................................................30
LEGAL MATTERS..............................................................31
EXPERTS....................................................................31
AVAILABLE INFORMATION......................................................31
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................32

                                 ------------

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Debentures we are offering and certain other matters relating to our business. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this series of Debentures we are offering. Generally, when we refer to the prospectus, we are referring to both parts combined. If the description of your Debentures varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

                                     SUMMARY

     The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the Debentures. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the Debentures, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the Debentures. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement and on page 3 of the accompanying prospectus to determine whether an investment in the Debentures is appropriate for you.

Debentures...............   $1,285,000,000 aggregate principal amount at
                            maturity ($1,477,750,000 aggregate principal amount at maturity if Credit Suisse First Boston
                            Corporation exercises its over-allotment option in
                            full) of Zero Coupon Convertible Debentures Due
                            December 19, 2020.

Issue Price..............   Each Debenture will be issued at a price of
                            $779.41 per Debenture and a principal amount at maturity of $1,000.

Maturity of Debentures...   December 19, 2020.

Ranking..................   The Debentures will be senior unsecured
                            obligations of Comcast Corporation and will rank equal in right of payment with all existing and future senior unsecured indebtedness of Comcast
                            Corporation.

Interest.................   We will not pay cash interest on the Debentures
                            unless we elect to do so following a tax event as described below. You should be aware that original issue discount accruing for the period you hold the Debentures must be included in your gross income for federal income tax purposes. Original issue discount is generally the difference between the adjusted issue price and the $1,000 principal amount of the Debenture at maturity.

Conversion Rights........   For each Debenture surrendered for conversion, a
                            holder will receive 14.2566 shares of our Class A
                            Special Common Stock. This represents an initial conversion price of $54.67 per share of Class A
                            Special Common Stock based on the price to investors of the Debentures. The conversion rate may be adjusted for some reasons, but will not be adjusted for accrued original issue discount. Upon conversion, holders will not receive any cash payment representing accrued original issue discount. Instead, accrued original issue discount will be deemed paid by the Class A Special Common
                            Stock received by holders on conversion.

                            Holders may surrender Debentures for conversion into Class A Special Common Stock only if the closing sale price of the Class A Special Common Stock is greater than 110% of the accreted conversion price for at least 20 trading days of the 30 trading days prior to conversion. The accreted conversion price as of any day will equal the sum of the issue price of a Debenture plus the accrued original issue discount for the Debenture, with that sum divided by the number of Class A Special Common shares issuable upon conversion of a Debenture on that day. Debentures called for redemption may be surrendered for conversion until the close of business on the redemption date even if the foregoing condition is not satisfied. If we make some distributions to shareholders or are a party to some consolidations, mergers or binding share exchanges, Debentures may be surrendered for conversion by holders.

Yield to Maturity........   1.25% per year (computed on a semi-annual bond
                            equivalent basis).

Redemption of the Debentures
 at Our Option...........   On or after December 19, 2005, we may redeem for
                            cash all or part of the Debentures at any time, upon not less than 15 nor more than 60 days notice by mail to holders of Debentures, for a price equal to the issue price per Debenture plus accrued original issue discount at a rate of 1.25% per annum compounded semi-annually through the date of redemption, on the basis of a 360-day year consisting of twelve 30-day months. We can also elect to pay cash interest on the Debentures upon the occurrence of a tax event as described below from and after the date a tax event occurs instead of accruing original issue discount. The principal amount, which will be restated, will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which we exercise the option to commence paying cash interest.

Purchase of Debentures at
 Your Option.............   You have the right to require us to repurchase the
                            Debentures on December 19, 2001, December 19, 2003,
                            December 19, 2005, December 19, 2010 and December
                            19, 2015. In each case, the repurchase price payable will be equal to the issue price per Debenture plus accrued original issue discount through the repurchase date. We may choose to pay the repurchase price for the December 19, 2001, 2003 and 2005 repurchases in cash or shares of our Class A Special
                            Common Stock, or a combination of cash and shares of our Class A Special Common Stock. We may pay the repurchase price for the December 19, 2010 and 2015 repurchases in cash only.

Tax Event................   We have the option to elect to pay cash interest
                            on the Debentures from and after the date a tax event occurs instead of accruing original issue discount. The principal amount, which will be restated, will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which we exercise the option. This restated principal amount will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the option exercise date and will be payable semiannually on June 19 and December 19. See
                            "Description of Debentures -- Tax Event."

Change in Control........   If we undergo a change in control, you will have
                            the option to require us to repurchase your Debentures for cash. We will pay a repurchase price equal to the initial issue price plus accrued original issue discount through the repurchase date or, if we have elected to pay cash interest on the Debentures following a tax event, the restated principal amount plus accrued and unpaid interest through the repurchase date. See
                            "Description of Debentures -- Change in Control."

Events of Default........   If there is an event of default on the Debentures,
                            the issue price of the Debentures plus the accrued original issue discount may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances.

Use of Proceeds..........   The net proceeds of this offering will be used
                            primarily to make a loan to our majority owned subsidiary, Comcast Cable Communications, Inc., known as Comcast Cable, to enable it to repay a portion of the borrowings under its existing commercial paper program and under its bank credit facility. We will use the balance of the net proceeds for general corporate purposes.

Book Entry Form..........   The Debentures will be issued in book-entry form
                            and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The
                            Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See
                            "Description of Debentures -- Book-Entry System."

                                  RISK FACTORS

     You should consider carefully, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, the following factors before purchasing the Debentures.

     An Active Trading Market for the Debentures May Not Develop

     The Debentures comprise a new issue of securities for which there is currently no public market. If the Debentures are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our Class A Special Common Stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Debentures. To the extent that an active trading market does not develop, the liquidity and trading prices for the Debentures may be harmed.

     We May Not Have the Ability to Raise the Funds Necessary to Finance the Change in Control Repurchase or the Repurchase at the Option of the Holder

     Upon the occurrence of specific kinds of change in control events, holders of Debentures may require us to repurchase their Debentures for cash. However, it is possible that we would not have sufficient funds at that time to make the required repurchase of Debentures. In addition, some important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the Debentures. We may elect to satisfy the December 19, 2001, 2003 and 2005 repurchase options in cash or shares of our Class A Special Common Stock, or a combination of cash and shares of our Class A Special Common Stock. We may pay the repurchase price for the December 19, 2010 and 2015 repurchases in cash only.

     Our Holding Company Structure Results in Structural Subordination and May Affect Our Ability to Make Payments on the Debentures; The Intercompany Loan to our Majority Owned Subsidiary, Comcast Cable, Resulting From Our Anticipated Use of Proceeds May Be Equitably Subordinated and May Affect Our Ability to Recover Those Amounts From Comcast Cable

     The Debentures are obligations exclusively of Comcast Corporation. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Debentures, is dependent upon the earnings and cash flows of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. We anticipate lending a substantial portion of the proceeds from this offering to our majority owned subsidiary, Comcast Cable, but our rights as a creditor would be subordinate to any security interest in the assets of Comcast Cable and any indebtedness of Comcast Cable senior to that held by us. See "Use of Proceeds."

     Because Our Class A Special Common Stock Is Non-voting, You Will Have No Right to Vote in the Election of our Board of Directors

     Our authorized common stock consists of 200,000,000 shares of Class A Common Stock, 2,500,000,000 shares of Class A Special Common Stock and 50,000,000 shares of Class B Common Stock, of which 21,932,580 shares of Class A Common Stock, 870,432,048 shares of Class A Special Common Stock, and 9,444,375 shares of Class B Common Stock were outstanding as of November 30, 2000. Holders of our Class A Special Common Stock cannot vote in the election of directors or otherwise, except where class voting is required by law. In that case, holders of Class A Special Common Stock have one vote per share.
Generally,
holders of Class A Common Stock have one vote per share. Holders of Class B Common Stock have 15 votes per share. Generally, including the election of directors, holders of Class A Common Stock and Class B Common Stock vote as one class, except where class voting is required by law.

     The Voting Control of Our Principal Shareholder May Discourage Third Party Acquisitions of Us at a Premium

     As of November 30, 2000, Sural Corporation owned 9,444,375 shares of our outstanding Class B Common Stock, 9,581,288 shares of our outstanding Class A Special Common Stock and 136,913 shares of our outstanding Class A Common Stock. Mr. Brian L. Roberts, President of Comcast, controls Sural and is deemed to be the beneficial owner of the shares of Class A, Class A Special and Class B Common Stock owned by Sural. In addition, as of November 30, 2000, Mr. Roberts was the beneficial owner of an additional 1,356 shares of Class A Common Stock and 114,222 shares of Class A Special Common Stock. Since each share of Class B Common Stock is entitled to 15 votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Roberts constitute approximately 87% of the voting power of the two classes of our voting common stock combined. Mr. Roberts' beneficial ownership, directly and through Sural, allows Mr. Roberts to control substantially all actions to be taken by our shareholders, including the election of directors to our Board of Directors. This voting control may have the effect of discouraging offers to acquire us because the consummation of any such acquisition would effectively require the consent of Mr. Roberts and may preclude holders of our common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of us.

     Our Articles of Incorporation and Bylaws Contain Anti-takeover Provisions Which May Discourage a Third Party from Offering to Acquire Our Shares at a Premium

     Some provisions of our Articles of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding capital stock and could make it more difficult to consummate some types of transactions involving an actual or potential change in control in us, such as a merger, tender offer or proxy contest. The most significant of these is the disparate voting rights of our common stock described above. Additionally, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having the rights, privileges and preferences, as our Board of Directors may determine. Our Board of Directors may create and issue a series of preferred stock with rights, privileges or preferences that have the effect of discriminating against an existing or prospective shareholder if that shareholder owns or commences a tender offer for a substantial amount of our common stock. This action may, in turn, delay, discourage or prevent a change in control of us without any action by our shareholders. As a result of the provisions mentioned above, our shareholders may fail to receive any premium above the market price of our stock offered by a third party attempting to acquire control of us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus supplement, "Comcast," "we," "us" and "our" refer to Comcast Corporation and its subsidiaries. References to "you" and "your" refer to prospective investors in the Debentures prior to the sale of the Debentures and to holders of the Debentures after the sale of the Debentures.

     This prospectus supplement, the accompanying prospectus and the reports incorporated by reference into the prospectus that we have filed and will file with the Securities and Exchange Commission, known as the SEC, may contain forward-looking statements. You should be aware that forward-looking statements are subject to risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. The effects of legislative and regulatory changes; the potential for increased competition; technological changes; the need to generate substantial growth in the subscriber base by successfully launching, marketing and providing services in identified markets; pricing pressures that could affect demand for our services; our ability to expand our distribution; changes in labor, programming, equipment and capital costs; our continued ability to create or acquire programming and products that customers will find attractive; future acquisitions, strategic partnerships and divestitures; general business and economic conditions; and other risks detailed from time to time in our periodic reports filed with the SEC are factors, among others, that could cause actual results to differ materially from those expressed in any forward-looking statements.

                                 USE OF PROCEEDS

     We estimate that the net proceeds from the offering will be $981,508,700 ($1,128,735,005 if the underwriter exercises its over-allotment option in full). We will use the proceeds from this offering primarily to make a loan to our majority owned subsidiary, Comcast Cable, to enable it to repay a portion of the borrowings under its existing commercial paper program and under its bank credit facility. We will use the balance of the net proceeds for general corporate purposes. As of November 30, 2000, Comcast Cable had $1.753 billion outstanding under the commercial paper program, bearing interest at a weighted average rate of 6.91% and having current maturities of up to 60 days, and had $1.4 billion outstanding under its bank credit facility, bearing interest at a weighted average rate of 7.20% and having a maturity of August 2005. Comcast Cable incurred the commercial paper and bank credit facility debt for general corporate purposes. Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, is a lender under the bank credit facility of Comcast Cable. See "Underwriting."

            PRICE RANGE OF CLASS A SPECIAL COMMON STOCK; DIVIDENDS

     Our Class A Special Common Stock is quoted on the Nasdaq National Market under the symbol "CMCSK". The following table sets forth, for the indicated periods, the last reported sale price range of our Class A Special Common Stock (as adjusted for our two-for-one stock split in the form of a 100% stock dividend in May 1999):

                                                                  High          Low
                                                                --------      --------
         1998
         First Quarter ......................................   $18 19/32      $14 15/16
         Second Quarter .....................................    20 27/32       16 29/32
         Third Quarter. .....................................    24 3/8         18 11/16
         Fourth Quarter .....................................    29 1/2         20 9/32

         1999
         First Quarter. .....................................   $38 9/16       $29 5/8
         Second Quarter .....................................    42             29 7/16
         Third Quarter. .....................................    41 9/16        32 5/8
         Fourth Quarter .....................................    56 1/2         35 11/16

         2000
         First Quarter. .....................................   $54 9/16       $38 5/16
         Second Quarter .....................................    44 3/16        29 3/4
         Third Quarter. .....................................    41 1/16        31 1/16
         Fourth Quarter (through December 13, 2000) .........    43 15/16       34

     From December 1986, when the Class A Special Common Stock was issued, through March 1999 we paid dividends on shares of our Class A Special Common Stock. We declared dividends of $0.0467 for the year ended December 31, 1998 on shares of our Class A Special Common Stock (as adjusted for our two-for-one stock split in the form of a 100% stock dividend in May 1999). Our Board of Directors eliminated the quarterly cash dividend on all classes of our common stock in March 1999. We do not intend to pay dividends on our Class A Special Common Stock for the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS

     The following table sets forth our historical ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends from continuing operations. Earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest. Combined fixed charges and preferred stock dividends consist of fixed charges, as defined above, and the amount of pre-tax earnings required to pay the dividends on our preferred stock.

                                                    Nine Months
                                                Ended September 30,                      Years Ended December 31,
                                               ----------------------   ----------------------------------------------------------
                                                  2000        1999         1999        1998        1997        1996        1995
                                               ----------  ----------   ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges. .........    5.29x       5.52x        3.79x       5.54x       1.45x       1.45x       1.48x
Ratio of earnings to combined fixed charges
 and preferred stock dividends. .............    4.95x       5.07x        3.50x       5.05x       1.38x       1.44x       1.48x

                                 CAPITALIZATION

     The following table sets forth our unaudited capitalization as of September 30, 2000 on an actual basis, and as adjusted to give effect to the Debentures being offered hereby, after deducting estimated underwriting discounts and commissions. This table should be read in conjunction with our financial statements, related notes and the other information included or incorporated by reference in the prospectus or this prospectus supplement.

                                                                           September 30, 2000
                                                                      ----------------------------
                                                                          Actual       As Adjusted
                                                                      -------------   ------------
                                                                 (in millions, except per share data)
Current portion of long-term debt .................................   $  1,312.5      $    331.0
                                                                      ==========      ==========
Long-term debt, less current portion. .............................   $  8,611.4      $  8,611.4
Zero Coupon Convertible Debentures Due 2020 .......................                      1,001.5
                                                                                      ----------
   Total long-term debt ...........................................      8,611.4         9,612.9
                                                                      ----------      ----------
Stockholders' equity
   Preferred Stock -- authorized, 20,000,000 shares; 5.25% series
    B mandatorily redeemable convertible, $1,000 par value; issued,
    592,365 at redemption value ...................................        592.3           592.3
   Class A Special Common Stock, $1 par value -- authorized,
    2,500,000,000 shares; issued, 894,769,515; outstanding,
    871,444,604. ..................................................        871.4           871.4
   Class A Common Stock, $1 par value -- authorized, 200,000,000
    shares; issued, 21,932,580. ...................................         21.9            21.9
   Class B Common Stock, $1 par value -- authorized, 50,000,000
    shares; issued, 9,444,375. ....................................          9.4             9.4
   Additional capital .............................................     11,091.4        11,091.4
   Retained earnings ..............................................        308.4           308.4
   Accumulated other comprehensive income .........................      1,727.5         1,727.5
                                                                      ----------      ----------
    Total stockholders' equity. ...................................     14,622.3        14,622.3
                                                                      ----------      ----------
      Total capitalization ........................................   $ 23,233.7      $ 24,235.2
                                                                      ==========      ==========


                            DESCRIPTION OF DEBENTURES

     The following description of the Debentures (referred to as the senior debt securities in the accompanying prospectus) supplements and, to the extent inconsistent with, supersedes the general terms of the senior debt securities in the accompanying prospectus. The terms of the Debentures include those stated in the senior indenture dated as of June 15, 1999 executed by Comcast Corporation and the trustee under which the Debentures will be issued and those terms made part of that senior indenture by reference to the Trust Indenture Act of 1939, as amended. The Debentures are subject to those terms, and you should read the senior indenture and the Trust Indenture Act for a statement of them. Although we have summarized selected provisions of the senior indenture below, this summary is not complete and is qualified in its entirety by reference to the senior indenture. A copy of the form of senior indenture has been filed as an exhibit to the registration statement we have filed with the SEC that provides for the offering of the senior debt securities.

     The senior indenture does not limit the aggregate principal amount of indebtedness which may be issued under it. The senior indenture also provides that senior debt securities may be issued from time to time in one or more series. The Debentures constitute a separate series under the senior indenture.

     General

     The Debentures will be general unsecured obligations of Comcast Corporation, will be limited to an aggregate principal amount at maturity of $1,285,000,000 ($1,477,750,000 principal amount at maturity if Credit Suisse First Boston Corporation exercises in full its option to purchase additional Debentures) and will mature on December 19, 2020. The Debentures will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

     The Debentures are offered and sold at a discount from their value at maturity. We will initially issue the Debentures at a price to investors of $779.41 per Debenture. Over time, the amount payable on each Debenture will increase in value until it reaches its maturity value of $1,000 on December 19, 2020. The Debentures will be issued only in denominations of $1,000 payable at maturity and multiples of $1,000 payable at maturity.

     You have the option to convert your Debentures, so long as specified conditions are met, into shares of our Class A Special Common Stock at a conversion rate of 14.2566 shares of Class A Special Common Stock per Debenture. This is equivalent to an initial conversion price of $54.67 per share of Class A Special Common Stock based on the price to investors of the Debentures. The conversion rate is subject to adjustment if some events occur. Holders may surrender Debentures for conversion at any time prior to maturity, unless previously redeemed, but only if the closing sale price of our Class A Special Common Stock is greater than 110% of the accreted conversion price for at least 20 trading days of the 30 trading days prior to conversion. Upon conversion, you will receive only shares of Class A Special Common Stock. You will not receive any cash payment for the accrued original issue discount to the conversion date.

     For earnings per share calculation, we will be using the as converted method to account for the potential dilutive effect of the Debentures. Because the Debentures generally may not be converted until the closing sale price of our Class A Special Common Stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the day of surrender is more than 110% of the accreted conversion price per share of Class A Special Common Stock at the preceding trading day, the dilutive effect of the Debentures will not be included until the conversion contingency is met. If the conversion contingency is met on some but not all the days in a reporting period, the dilutive effect of the Debentures will be included on a weighted average basis for the days on which the contingency is met.

     Interest

     We will not pay cash interest on the Debentures unless we elect to do so following a tax event as described below. You should be aware that original issue discount accruing for the period you hold the Debentures must be included in your gross income for federal income tax purposes. Original issue discount is generally the difference between the adjusted issue price and the $1,000 principal amount of the Debenture at maturity.

     Redemption Rights

     On or after December 19, 2005, we can redeem for cash all or part of the Debentures at any time, upon not less than 15 nor more than 60 days notice by mail to holders of Debentures, for a price equal to the issue price per Debenture plus accrued original issue discount at a rate of 1.25% per annum compounded semi-annually to the date of redemption, on the basis of a 360-day year consisting of twelve 30-day months. We can also elect to pay cash interest on the Debentures upon the occurrence of some tax events described below instead of accruing original issue discount. See "--Tax Event."

     The table below shows redemption prices of Debentures at December 19, 2005, at each following December 19 prior to maturity and at maturity on December 19, 2020. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a Debenture redeemed between these dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table to the actual redemption date.

                                Debenture      Accrued Original     Redemption
Redemption Date                Issue Price      Issue Discount        Price
---------------------------   -------------   ------------------   -----------
December 19, 2005 .........     $ 779.41          $ 50.11          $  829.52
December 19, 2006 .........       779.41            60.51             839.92
December 19, 2007 .........       779.41            71.04             850.45
December 19, 2008 .........       779.41            81.70             861.11
December 19, 2009 .........       779.41            92.50             871.91
December 19, 2010 .........       779.41           103.43             882.84
December 19, 2011 .........       779.41           114.50             893.91
December 19, 2012 .........       779.41           125.71             905.12
December 19, 2013 .........       779.41           137.06             916.47
December 19, 2014 .........       779.41           148.55             927.96
December 19, 2015 .........       779.41           160.19             939.60
December 19, 2016 .........       779.41           171.97             951.38
December 19, 2017 .........       779.41           183.90             963.31
December 19, 2018 .........       779.41           195.98             975.39
December 19, 2019 .........       779.41           208.21             987.62
December 19, 2020 .........       779.41           220.59           1,000.00

     From and after the date a tax event occurs and we elect to pay cash interest at 1.25% per year on the Debentures instead of accruing original issue discount, the principal amount for redemption will be restated, and will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which we exercise the option to commence paying cash interest.

     If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your Debentures for partial redemption and you convert a portion of the same Debentures, the converted portion will be deemed to be from the portion selected for redemption. Each Debenture will be redeemed in whole.

     Conversion Rights

     You have the right to convert each Debenture into 14.2566 shares of Class A Special Common Stock so long as the conditions described below are met. You may convert a Debenture into shares of Class A Special Common Stock at any time until the close of business on the last business day prior to December 19, 2020. If a Debenture has been called for redemption, you will be entitled to convert the Debenture until the close of business on the business day immediately preceding the date of redemption. You may convert fewer than all of your Debentures so long as the Debentures converted are a multiple of $1,000 principal amount.

     Holders may surrender Debentures for conversion into Class A Special Common Stock only if the closing sale price of the Class A Special Common Stock is greater than 110% of the accreted conversion price per share for at least 20 trading days of the 30 trading days prior to conversion. The accreted conversion price as of any day will equal the sum of the issue price of a Debenture plus the accrued original issue discount for the Debenture, with that sum divided by the number of Class A Special Common shares issuable upon conversion of a Debenture on that day. Even if the market price contingency described above has not occurred, the Debentures may be surrendered for conversion:

     o to the extent we have called the Debentures for redemption. Debentures called for redemption may be surrendered for conversion from the date of notice of the redemption until the close of business on the redemption date.

     o if (a) we elect to make a distribution to all stockholders that would result in an adjustment to the conversion rate under the third or fourth bullet of the second paragraph below and that, in the case of the fourth bullet, has a per share value equal to more than 15% of the closing price of our Class A Special Common Stock on the day preceding the declaration date for the distribution and (b) we do not provide that holders of the Debentures may participate in the distribution. Debentures may be surrendered for conversion at any time from and after the declaration date for the distribution until the business day immediately prior to its ex-dividend date or until we announce that the distribution will not take place.

     o if we are party to a consolidation, merger or binding share exchange pursuant to which our Class A Special Common Stock will be converted into cash, securities or other property. Debentures may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction and, at the effective time of the transaction, the right to convert the Debentures into our Class A Special Common Stock will be changed into a right to convert them into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted the Debentures immediately prior to the transaction. If the transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of the holder's Debentures as described under "--Change in Control."

     The initial conversion rate is 14.2566 shares of Class A Special Common Stock for each Debenture. This is equivalent to an initial conversion price of $54.67 per share of Class A Special Common Stock based on the price to investors of the Debentures. You will not receive any cash payment representing accrued original issue discount upon conversion of a Debenture. Instead, upon conversion we will deliver to you a fixed number of shares of Class A Special Common Stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of our Class A Special Common Stock on the trading day immediately prior to the conversion date. Delivery of shares of Class A Special Common Stock will be deemed to satisfy our obligation to pay the principal amount of the Debenture, including accrued original issue discount. Accrued original issue discount will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued original issue discount.

     The conversion rate will be subject to adjustment upon the following events:

     o issuance of shares of Class A Special Common Stock as a dividend or distribution on the Class A Special Common Stock;

     o subdivision or combination of the outstanding Class A Special Common
       Stock;

     o issuance to all stockholders of rights or warrants that allow the holders to purchase shares of Class A Special Common Stock at less than the current market price; provided that no adjustment will be made if holders of the Debentures may participate in the transactions on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

     o distribution to all stockholders of debt or other assets but excluding distributions of rights and warrants described above and all-cash distributions; provided that no adjustment will be made if holders of the Debentures may participate in the transactions;

     o the distribution to all or substantially all stockholders of all-cash distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our Class A Special Common Stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution; and

     o the purchase of shares of our Class A Special Common Stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of Class A Special Common Stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the expiration date of the tender offer.

     If we were to adopt a stockholders rights plan under which we issue rights providing that each share of Class A Special Common Stock issued upon conversion of the Debentures at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the rights, there shall not be any adjustment to the conversion rate as a result of:

     o the issuance of the rights;

     o the distribution of separate certificates representing the rights;

     o the exercise or redemption of the rights in accordance with any rights agreement; or

     o the termination or invalidation of the rights.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. We are not required to adjust the conversion rate until adjustments greater than 1% have occurred.

     If you submit your Debentures for conversion after we have elected to exercise our option to pay interest instead of accruing original issue discount between a record date and the opening of business on the next interest payment date (except for Debentures or portions of Debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount.

     Repurchase Right

     You have the right to require us to repurchase the Debentures on December 19, 2001, December 19, 2003, December 19, 2005, December 19, 2010 and December 19, 2015. We will be required to repurchase any outstanding Debenture for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the fifth day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related Debentures. Our repurchase obligation will be subject to some additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk Factors" under the caption "We May Not Have the Ability to Raise the Funds Necessary to Finance the Change in Control Repurchase or the Repurchase at the Option of the Holder."

     The repurchase price payable will be equal to the issue price plus accrued original issue discount through the repurchase date. The repurchase prices of a Debenture as of each of the repurchase dates will be:

     o $789.18 per Debenture on December 19, 2001;

     o $809.10 per Debenture on December 19, 2003;

     o $829.52 per Debenture on December 19, 2005;

     o $882.84 per Debenture on December 19, 2010; and

     o $939.60 per Debenture on December 19, 2015.

     We may choose to pay the repurchase price for the December 19, 2001, 2003 and 2005 repurchases in cash or shares of our Class A Special Common Stock, or a combination of cash and shares of our Class A Special Common Stock. We may pay the repurchase price for the December 19, 2010 and 2015 repurchases in cash only. For a discussion of the tax treatment of a holder receiving cash, shares of Class A Special Common Stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

     If we have previously exercised our option to pay cash interest instead of accruing original issue discount on the Debentures following a tax event, the repurchase price will be equal to the restated principal amount plus the accrued and unpaid interest that accrued from the date we exercise our option through the repurchase date. See "--Tax Event."

     If we choose to pay the repurchase price in whole or in part in shares of our Class A Special Common Stock or a combination of cash and shares of our Class A Special Common Stock, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e. if no notice is given, we will pay the repurchase price with cash), stating among other things:

     o whether we will pay the repurchase price of the Debentures in cash, in shares of our Class A Special Common Stock, or any combination thereof, specifying the percentages of each;

     o if we elect to pay all or part in shares of Class A Special Common Stock, the method of calculating the market price of the Class A Special Common Stock; and

     o the procedures that holders must follow to require us to repurchase their Debentures.

     Your notice electing to require us to repurchase your Debentures must state:

     o if certificated Debentures have been issued, the Debenture certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     o the portion of the principal amount at maturity of Debentures to be repurchased, in multiples of $1,000;

     o that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures; and

     o in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in shares of Class A Special Common Stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of Class A Special Common Stock is not satisfied prior to the close of business on the fifth day prior to the repurchase date, as described below, whether the holder elects:

       (1) to withdraw the repurchase notice as to some or all of the Debentures to which it relates, or

       (2) to receive cash in respect of the entire repurchase price for all Debentures or portions of Debentures subject to the repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of Class A Special Common Stock, see "Certain United States Federal Income Tax Considerations."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fifth day prior to the repurchase date. The notice of withdrawal must state:

     o the principal amount at maturity of the withdrawn Debentures;

     o if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

     o the principal amount at maturity, if any, which remains subject to the repurchase notice.

     If we elect to pay the repurchase price, in whole or in part, in shares of Class A Special Common Stock, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in Class A Special Common Stock divided by the market price of one share of Class A Special Common Stock as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares.

     The "market price" means the average of the sale prices of the Class A Special Common Stock for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate with respect to the Class A Special Common Stock.

     The "sale price" of the Class A Special Common Stock on any date means the reported last sale price per share of Class A Special Common Stock (or if no reported last sale price is available, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on the date as reported in composite transactions by the Nasdaq System.

     Because the market price of the Class A Special Common Stock is determined prior to the applicable repurchase date, holders of Debentures bear the market risk with respect to the value of the Class A Special Common Stock to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in shares of Class A Special Common Stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of Class A Special Common Stock to be paid upon redemption of the Debentures, we will issue a press release containing this information or publish the information on our Web site on the World Wide Web or through such other public medium as we may use at that time.

     A holder must either effect book-entry transfer or deliver the Debenture, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the Debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debenture on the business day following the repurchase date, then:

     o the Debenture will cease to be outstanding;

     o original issue discount (or, if the Debentures have been converted to interest-bearing Debentures following a tax event, interest) will cease to accrue; and

     o all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the Debenture is made or whether or not the Debenture is delivered to the paying agent.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures at your option.

     Ranking

     The Debentures will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt and will rank senior to any future subordinated indebtedness.

     We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the Debentures. In addition, holders of the Debentures will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. As of September 30, 2000, our subsidiaries had approximately $7.6 billion of debt, without giving effect to the anticipated use of proceeds, to which the Debentures would have been structurally subordinated.

     Tax Event

     We have the option to elect to pay cash interest on the Debentures from and after the date a tax event (as defined below) occurs instead of accruing original issue discount. The principal amount, which will be restated, will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which we exercise the option. This restated principal amount will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the option exercise date and will be payable semiannually on June 19 and December 19.

     A tax event occurs when we receive an opinion from an experienced independent tax counsel stating that, as a result of either:

     o any amendment, change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States; or

     o any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

     there is more than an insubstantial risk that interest, including original issue discount, payable on the Debentures either

     o would not be deductible on a current accrual basis; or

     o would not be deductible under any other method,

     in whole or in part, by us for United States federal income tax purposes.

     Change in Control

     If we undergo a change in control, you will have the option to require us to purchase your Debentures 35 business days after the change in control. We will pay a purchase price equal to the initial issue price plus accrued original issue discount through the purchase date or, if we have elected to pay cash interest on the Debentures following a tax event, the restated principal amount plus accrued and unpaid interest through the purchase date. You may require us to purchase all or any part of the Debentures so long as the principal amount at maturity of the Debentures being purchased is a multiple of $1,000.

     A change in control will occur in the following situations:

     o any person or group (other than Comcast, its subsidiaries or any Permitted Holder, as defined below) after the first issuance of Debentures becomes the beneficial owner of our voting stock representing more than 50% of the total voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or

     o we consolidate with or merge into another person (other than a subsidiary), we sell, convey, transfer or lease our properties and assets substantially as an entirety to a person (other than a subsidiary), or any person (other than a subsidiary) consolidates with or merges with or into our company, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will be a change in control if, after a transaction, the persons that beneficially owned our voting stock immediately prior to the transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors;

unless, in each case, at least 80% of the consideration, other than cash payments for fractional shares, in the transaction or transactions constituting the change in control, consists of shares of voting common stock of the person that are, or upon issuance will be, traded on a national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     A "Permitted Holder" means (i) Mr. Brian L. Roberts, his spouse or children, any trust for his benefit or the benefit of his spouse or children, or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is he or his spouse or children or any trust for the benefit of him, his heirs, executors, administrators or personal representatives upon his death or upon his incompetency or disability for purposes of the protection and management of his assets, and (ii) any person or group controlled by each or any of the persons referred to in clause (i). For purposes of this definition "beneficially own," "beneficial owner" and "beneficial ownership" shall have the meaning as defined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise).

     You must deliver a written notice to the paying agent prior to the close of business on the business day prior to the date on which the Debentures are to be repurchased to exercise the repurchase right upon a change in control. This notice must specify the Debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within 15 business days after a change in control, we will publish and mail to the trustee and to each holder of the Debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of a holder's right to require us to purchase its Debentures.

     If a change in control were to occur, we may not have enough funds to pay the change in control repurchase price. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the Debentures when required following a change in control, we will be in default under the indenture whether or not repurchase is permitted by the related subordination provisions.

     Merger and Sales of Assets by Comcast

     The senior indenture provides that Comcast may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

       (i) the resulting, surviving or transferee person (if other than Comcast) is organized and existing under the laws of the United States or any state thereof;

       (ii) the person assumes all obligations of Comcast under the Debentures and the senior indenture; and

       (iii) Comcast or the successor person shall not immediately thereafter be in default under the senior indenture.

     Events of Default

     The following are events of default with respect to the Debentures:

     o our failure for 30 days to pay any interest on the Debentures (after any election by us to pay cash interest on the Debentures following a tax event);

     o our failure to pay principal of the Debentures at maturity (or, if we have elected to pay cash interest on the Debentures following a tax event, the restated principal amount), issue price, accrued original discount, redemption price, repurchase price or change in control price, when the same becomes due and payable;

     o our failure to comply with any of our covenants or agreements in the Debentures or the senior indenture (other than an agreement or covenant that we have included in the senior indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure;

     o some events involving bankruptcy, insolvency or reorganization of Comcast. The trustee may withhold notice to the holders of the Debentures of any default or event of default (except in any payment on the Debentures) if the trustee considers it in the interest of the holders of the Debentures to do so.

     If an event of default for the Debentures occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the Debentures (or, in some cases, 25% in principal amount of all debt securities under the senior indenture affected, voting as one class) may require us to pay the issue price plus accrued original issue discount on the Debentures. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the issue price plus accrued original issue discount on the Debentures will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding Debentures (or of all debt securities under the senior indenture affected, voting as one class) may in some cases rescind this accelerated payment requirement. If we exercise our option to pay interest instead of accruing original issue discount on the Debentures following a tax event, the declaration of acceleration referred to above will make the restated principal amount plus accrued and unpaid interest immediately payable.

     A holder of Debentures may pursue any remedy under the senior indenture only if:

     o the holder gives the trustee written notice of a continuing event of default for the Debentures;

     o the holders of at least 25% in principal amount of the outstanding Debentures make a written request to the trustee to pursue the remedy;

     o the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

     o the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     o during that 60-day period, the holders of a majority in principal amount of the Debentures do not give the trustee a direction inconsistent with the request.

     This provision does not, however, affect the right of a holder of Debentures to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding Debentures (or of all debt securities affected, voting as one class) may direct the time, method and place of

     o conducting any proceeding for any remedy available to the trustee; and

     o exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

     The senior indenture requires us to file with the trustee each year a written statement as to our compliance with the covenants contained in the senior indenture.

     Modification and Waiver

     We may amend or supplement the senior indenture if the holders of a majority in principal amount of the outstanding debt securities of all series affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each Debenture, however, no modification may:

     o reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver;

     o reduce the rate of or change the time for payment of interest on the Debenture;

     o reduce the principal of the Debenture or change its stated maturity;

     o reduce any premium payable on the redemption of the Debenture or change the time at which the Debenture may or must be redeemed;

     o change any obligation to pay additional amounts on the Debenture;

     o make payments on the Debenture payable in currency other than as originally stated in the Debenture;

     o impair the holder's right to institute suit for the enforcement of any payment on the Debenture;

     o make any change in the percentage of principal amount of Debentures necessary to waive compliance with some provisions of the senior indenture or to make any change in this provision for modification;

     o waive a continuing default or event of default regarding any payment on the Debentures; or

     o adversely affect the conversion or repurchase provisions of the Debentures.

     We may amend or supplement the senior indenture or waive any provision of it without the consent of any holders of Debentures in some circumstances, including:

     o to cure any ambiguity, omission, defect or inconsistency;

     o to provide for the assumption of our obligations under the senior indenture by a successor upon any merger, consolidation or asset transfer;

     o to provide for uncertificated Debentures in addition to or in place of certificated Debentures or to provide for bearer Debentures;

     o to provide any security for or guarantees of the Debentures;

     o to comply with any requirement to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939;

     o to add covenants that would benefit the holders of Debentures or to surrender any rights we have under the senior indenture;

     o to add events of default with respect to the Debentures; or

     o to make any change that does not adversely affect any outstanding Debentures of any series in any material respect.

     The holders of a majority in principal amount of the outstanding Debentures (or of all debt securities affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any Debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

     Defeasance

     When we use the term defeasance, we mean discharge from some or all of our obligations under the senior indenture. If we deposit with the trustee funds or government securities sufficient to make payments on the Debentures on the dates those payments are due and payable, then, at our option, either of the following will occur:

     o we will be discharged from our obligations with respect to the Debentures ("legal defeasance") or

     o the related events of default will no longer apply to us ("covenant defeasance").

     If we defease the Debentures, the holders of the Debentures will not be entitled to the benefits of the senior indenture, except for our obligations to register the transfer or exchange of Debentures, replace stolen, lost or mutilated Debentures or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Debentures will also survive.

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debentures to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

     Governing Law

     The senior indenture and the Debentures will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

     Trustee

     The Bank of New York, as successor in interest to Bank of Montreal Trust Company, is the trustee, registrar and paying agent.

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the senior indenture at the request of any of the holders of any Debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     If the trustee becomes one of our creditors, it will be subject to limitations in the senior indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

     Form, Exchange, Registration and Transfer

     We will issue the Debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debentures will be exchangeable for other Debentures, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the senior indenture. Holders may present Debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the trustee as security registrar for the Debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the Debentures.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any Debenture either:

     o during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

     o if the Debentures have been called for redemption in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

     Payment and Paying Agents

     Payments on the Debentures will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global Debentures, by wire transfer. We will make interest payments to the person in whose name the Debenture is registered at the close of business on the record date for the interest payment.

     The trustee will be designated as our paying agent for payments on Debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the Debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

     Book-Entry System

     The Debentures will be represented by one or more Global Securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the Debentures will not be issued in definitive form.

     Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriter with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the senior indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the senior indenture. Principal and interest payments, if any, on Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither our company, the senior trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue Debentures in definitive form in exchange for the entire Global Security for the Debentures. In addition, we may at any time and in our sole discretion determine not to have Debentures represented by a Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security relating to the Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debentures represented by the Global Security equal in principal amount to the beneficial interest and to have the Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and multiples thereof, unless otherwise specified by us.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Davis Polk & Wardwell, our counsel, the following summary accurately describes the material U.S. federal income tax considerations to U.S. holders (as described below) and the material U.S. federal income and estate tax considerations to non-U.S. holders (as described below) relating to the purchase, ownership and disposition of the Debentures or shares of Class A Special Common Stock. This discussion is limited to holders of Debentures who purchase the Debentures in connection with their original issue from the underwriter at the "issue price" of the Debentures and who hold the Debentures and any shares of Class A Special Common Stock into which the Debentures are converted as capital assets. For this purpose only, the "issue price" of the Debentures is the first price at which a substantial amount of the Debentures is sold to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

     This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the Debentures or shares of Class A Special Common Stock. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold Debentures or shares of Class A Special Common Stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of Debentures or shares of Class A Special Common Stock which are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Debentures or shares of Class A Special Common Stock.

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE DEBENTURES AND SHARES OF CLASS A SPECIAL COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

     As used herein, the term "U.S. holder" means a holder of a Debenture or Class A Special Common Stock that is, for U.S. federal income tax purposes:

     o a citizen or resident of the United States;

     o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

     o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     As used herein, the term "Non-U.S. holder" means a holder of a Debenture or Class A Special Common Stock that is, for U.S. federal income tax purposes:

     o a nonresident alien individual;

     o a foreign corporation; or

     o a nonresident alien fiduciary of a foreign estate or trust.

     If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the Debentures or shares of Class A Special Common Stock into which the Debentures are converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of Debentures that is a partnership and partners in such partnership, should consult their tax advisers about the U.S. federal income tax consequences of holding and disposing of the Debentures or Shares of Class A Common Stock into which the Debentures are converted.

     U.S. Holders

     Original Issue Discount on the Debentures. The Debentures are being issued at a substantial discount from their principal amount. For U.S. federal income tax purposes, the excess of the principal amount of each Debenture over its issue price constitutes original issue discount ("OID"). You will be required to include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash or stock attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a Debenture will be increased by any accrued OID included in your gross income.

     Sale, Exchange or Retirement of the Debentures. Except as described below, upon the sale, exchange or retirement of a Debenture, you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally equal your cost of the Debenture increased by any OID previously included in income with respect to such Debenture. Gain or loss realized on the sale, exchange or retirement of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if the Debenture is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). Our election to pay interest on the Debentures instead of accruing OID will not constitute a taxable exchange of the Debentures to the holders.

     Conversion of Debentures. A U.S. holder's conversion of a Debenture into Class A Special Common Stock will generally not be a taxable event (except with respect to cash received in lieu of a fractional share). A U.S. holder's basis in the Class A Special Common Stock received on conversion of a Debenture will be the same as the holder's basis in the Debenture at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for the Class A Special Common Stock received on conversion will include the holding period of the converted Debenture, except that the holder's holding period for Class A Special Common Stock attributable to accrued original issue discount may commence on the day following the date of conversion. Cash received in lieu of a fractional share upon conversion of a Debenture should be treated as a payment in exchange for the fractional share. Accordingly, if the Class A Special Common shares are capital assets in the hands of the U.S. holder, the receipt of cash in lieu of a fractional share should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the holder's basis in the fractional share.

     Exercise of Repurchase Right. If you require us to repurchase a Debenture on a repurchase date and if we issue shares of Class A Special Common Stock in full satisfaction of the repurchase price, the exchange of a Debenture for shares of Class A Special Common Stock will be treated the same as a conversion. If you require us to repurchase a Debenture on a repurchase date and if we deliver a combination of cash and shares of Class A Special Common Stock in payment of the repurchase price, then, in general, (1) you will recognize gain (but not loss) to the extent that the cash and the value of the shares exceeds your adjusted tax basis in the Debenture, but in no event will the amount of recognized gain exceed the amount of cash received, (2) your basis in the shares received will be the same as your basis in the Debenture repurchased by us (exclusive of any basis allocable to a fractional share), decreased by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized by you (other than gain with respect to a fractional share), and (3) the holding period of the shares received in the exchange will include the holding period for the Debenture which was repurchased, except that the holding period of shares attributable to OID may commence on the day following the date of delivery.

     Adjustment of Conversion Rate. If at any time we make a distribution of property to stockholders that would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for Class A Special Common Stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at the discretion of us or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you.

     Ownership and Disposition of Shares of Class A Special Common Stock. Distributions, if any, paid on shares of Class A Special Common Stock generally will be includable in your income as ordinary income to the extent made from our current or accumulated earnings and profits. Upon the sale, exchange or other disposition of shares of Class A Special Common Stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such shares. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

     Non-U.S. Holders

     Withholding Tax on Payments of Principal and Original Issue Discount on Debentures. The payment of principal (including any OID included therein) on a Debenture by us or any paying agent of ours to you will not be subject to U.S. federal withholding tax, provided that in the case of a payment in respect of
OID:

     o you do not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock;

     o you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

     o either (A) the beneficial owner of the Debenture certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debenture, certifies under penalties of perjury that such a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to OID on a Debenture if such OID is effectively connected with a U.S. trade or business of yours. Effectively connected OID received by a Non-U.S. holder which is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected OID will not be subject to withholding tax if the holder delivers a Form W-8ECI to the payor.

     Dividends. Dividends, if any, paid on shares of our Class A Special Common Stock to you generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to satisfy certain certification requirements in order to claim treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

     Gain on Disposition of the Debentures and Shares of Class A Special Common Stock. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a Debenture, including the exchange of a Debenture for shares of Class A Special Common Stock, or the sale or exchange of shares of Class A Special Common Stock unless:

     o you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

     o in the case of an amount which is attributable to OID, you do not meet the conditions for exemption from U.S. federal withholding tax, as described in "Withholding Tax on Payments of Principal and Original Issue Discount on Debentures," above;

     o the gain is effectively connected with your conduct of a United States trade or business; or

     o we are a U.S. real property holding corporation under the "FIRPTA" rules adopted in 1980.

     Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We have not determined whether we currently are a U.S. real property holding corporation or whether we will become one in the future. If we currently are or we become a U.S. real property holding corporation, then an exemption would generally apply to a Non-U.S. holder who at no time actually or constructively owned more than 5% of the outstanding Debentures or more than 5% of our outstanding Class A Special Common Stock, assuming our Class A Special Common Stock continues to be regularly traded on an established securities market, as prescribed by Treasury regulations.

     U.S. Federal Estate Tax. A Debenture held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such Debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Class A Special Common Stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     Backup Withholding and Information Reporting

     U.S. Holders. Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the Debentures or shares of Class A Special Common Stock may be subject to information reporting and U.S. federal backup withholding tax at the rate of 31% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

     Non-U.S. Holders. If you are a Non-U.S. holder you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of principal, including cash payments in respect of OID, on the Debentures. In addition, we must report annually to the IRS and to each Non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.

                                  UNDERWRITING

General

     Under the terms and subject to the conditions contained in an underwriting agreement dated December 13, 2000, we have agreed to sell to Credit Suisse First Boston Corporation all of the Debentures. The underwriting agreement provides that Credit Suisse First Boston is obligated to purchase all of the Debentures if any of the Debentures are purchased, other than those Debentures covered by the over-allotment option described below.

     We have granted Credit Suisse First Boston a 30-day option to purchase up to an additional $192,750,000 aggregate principal amount at maturity of Debentures at the initial offering price less the underwriting discount and commissions, plus accrued original issue discount. This option may be exercised only to cover over-allotments in the sale of the Debentures at any time until 30 days after the date of this prospectus supplement.

     Credit Suisse First Boston proposes to offer the Debentures initially at the public offering price on the cover page of this prospectus supplement. Credit Suisse First Boston may effect these transactions by selling the Debentures to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Credit Suisse First Boston and/or the purchasers of the Debentures for whom they may act as agent. Credit Suisse First Boston and any dealers that participate with Credit Suisse First Boston in the distribution of the Debentures may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Debentures by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     The following table sets forth amounts paid by us in connection with this offering.

                                                    Per Debenture                            Total
                                         -----------------------------------   ----------------------------------
                                              Without             With              Without             With
                                          Over-allotment     Over-allotment     Over-allotment     Over-allotment
                                         ----------------   ----------------   ----------------   ---------------
Underwriting Discounts and Commissions
 paid by us ..........................      $ 15.59            $ 15.59             $20,033,150       $23,038,122

     We have agreed to indemnify Credit Suisse First Boston against some liabilities, including liabilities under the Securities Act or to contribute to payments Credit Suisse First Boston may be required to make in that respect.

     We have agreed, with some exceptions, not to directly or indirectly, without the prior written consent of Credit Suisse First Boston, for a period of 60 days after the date of this prospectus supplement:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of our Class A Special Common Stock or securities convertible into or exchangeable or exercisable for or repayable with our Class A Special Common Stock, or file a shelf registration statement under the Securities Act relating solely to any primary offerings of our Class A Special Common Stock; or

     o enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Class A Special Common Stock whether any such swap or transaction is to be settled by delivery of our Class A Special Common Stock or other securities, in cash or otherwise.

The foregoing restriction on sales does not apply to our ability to sell securities to Credit Suisse First Boston pursuant to the underwriting agreement and issued pursuant to Debentures and existing reservations, agreements and incentive stock plans and securities issued pursuant to acquisitions.

     In connection with the offering, Credit Suisse First Boston may engage in stabilizing transactions, over- allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

     o Stabilizing transactions permit bids to purchase the Debentures so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment involves sales by the underwriters of Debentures in excess of the 1,285,000 Debentures the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Debentures over-allotted by the underwriters is not greater than the 192,750 Debentures that they may purchase in the over-allotment option. In a naked short position, the number of Debentures involved is greater than the 192,750 Debentures in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing Debentures in the open market.

     o Syndicate covering transactions involve purchases of the Debentures in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Debentures to close out the short position, the underwriters will consider, among other things, the price of Debentures available for purchase in the open market as compared to the price at which they may purchase Debentures through the over-allotment option. If the underwriters sell more Debentures than could be covered by the over-allotment option (a naked short position), that position can only be closed out by buying Debentures in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Debentures in the open market after pricing that could adversely affect investors who purchase in the offering.

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Debentures originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

     o In passive market making, market makers in the Debentures who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the Debentures until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Debentures or preventing or retarding a decline in the market price of the Debentures. As a result the price of the Debentures may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     The Debentures offered hereby are a new issue of securities with no established trading market. We have been advised by Credit Suisse First Boston that it intends to make a secondary market in the Debentures, but Credit Suisse First Boston is not obligated to do so and may discontinue making a secondary market at any time and without notice. No assurance can be given as to how liquid the trading market for the Debentures will be.

     Credit Suisse First Boston Corporation and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. Credit Suisse First Boston has received and expects to receive customary fees and commissions for these transactions.

     In addition, Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, is a lender under a bank credit facility of Comcast Cable Communications, Inc., an affiliate of Comcast Corporation. A portion of the proceeds of this offering may be used to repay outstanding indebtedness under this bank facility. Comcast Cable is in compliance with the terms of this credit facility. The decision of Credit Suisse First Boston Corporation to distribute the Debentures was made independent of Credit Suisse First Boston, New York branch, which had no involvement in determining whether or when to distribute the Debentures under this offering or the terms of this offering. Credit Suisse First Boston Corporation will not receive any benefit from this offering other than the underwriting fee as paid by us.

                          NOTICE TO CANADIAN RESIDENTS

     Resale Restrictions

     The distribution of the Debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Debentures are made. Any resale of the Debentures in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Debentures.

     Representations of Purchasers

     By purchasing Debentures in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     o the purchaser is entitled under applicable provincial securities laws to purchase the Debentures without the benefit of a prospectus qualified under those securities laws,

     o where required by law, that the purchaser is purchasing as principal and not as agent, and

     o the purchaser has reviewed the text above under Resale Restrictions.

     Rights of Action (Ontario Purchasers)

     The Debentures being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

     Notice to British Columbia Residents

     A purchaser of Debentures to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Debentures acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for Debentures acquired on the same date and under the same prospectus exemption.

     Taxation and Eligibility for Investment

     Canadian purchasers of Debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Debentures in their particular circumstances and about the eligibility of the Debentures for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

     Some legal matters with respect to the Debentures will be passed upon for us by Davis Polk & Wardwell, and for Credit Suisse First Boston Corporation by Cahill Gordon & Reindel.

PROSPECTUS

                          Comcast Corporation
                          COMCAST CORPORATION TRUST I
                          COMCAST CORPORATION TRUST II
$3,000,000,000            COMCAST CORPORATION TRUST III


                          1500 Market Street
                          Philadelphia, Pennsylvania 19102-2148
                          (215) 665-1700
--------------------------------------------------------------------------------
The following are types of securities that we may offer and sell under this prospectus:

   o Class A common stock                      o Class A special common stock
   o Preferred stock                           o Purchase contracts
   o Unsecured senior debt securities          o Depositary shares
   o Unsecured subordinated debt securities
   o Warrants
   o Units

     In addition, we, in conjunction with our newly created trust subsidiaries, may offer and sell:

   o Guaranteed trust preferred securities and guarantees thereof

     We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

   o Maturity                                o Redemption terms
   o Interest rate                           o Listing on a securities exchange
   o Sinking fund terms                      o Amount payable at maturity
   o Currency of payments                    o Conversion or exchange rights
   o Dividends                               o Liquidation amount

--------------------------------------------------------------------------------
     Investing in the securities involves risks that are described under the caption "Risk Factors" beginning on page 3.
--------------------------------------------------------------------------------
     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We and our trust subsidiaries may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.


September 15, 1999.

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                          -----
Risk Factors ...........................................................................    3
Special Note Regarding Forward-Looking Statements ......................................    5
Comcast Corporation ....................................................................    6
Trust Subsidiaries .....................................................................    6
Use of Proceeds ........................................................................    7
Dividend Policy ........................................................................    7
Ratio of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock
  Dividends.............................................................................    7
Description of the Senior Debt Securities and Subordinated Debt Securities .............    8
Description of Warrants ................................................................   18
Description of Purchase Contracts ......................................................   19
Description of Units ...................................................................   19
Description of the Guaranteed Trust Preferred Securities ...............................   20
Description of the Guaranteed Trust Preferred Securities Guarantees ....................   21
Global Securities ......................................................................   24
Description of Preferred Stock .........................................................   26
Description of Depositary Shares .......................................................   27
Description of Common Stock ............................................................   29
Plan of Distribution ...................................................................   30
Legal Matters ..........................................................................   31
Experts ................................................................................   31
Available Information ..................................................................   31
Incorporation of Certain Documents by Reference ........................................   32

                                  RISK FACTORS

       You should carefully review the information contained in this prospectus and in the other reports we file with the SEC, but should particularly consider the following matters.

Our Ability to Successfully Integrate Our New Cable Communications Operations Will Affect Our Future Results of Operations.

       We recently have entered into a series of transactions which will substantially increase the size and scope of our cable operations over the next several years. These transactions will result in an increase in the number of subscribers we serve from approximately 5.6 million, as of June 30, 1999, to in excess of 8 million. We will be acquiring systems in new communities in which we do not have established relationships with the local franchising authority, community leaders and cable subscribers. Further, a substantial number of new employees must be integrated into our business practices and operations. Our results of operations may be significantly affected by our ability to efficiently and effectively manage these changes.

Our Ability to Pay Our Obligations, Including Our Obligation to Pay Holders of Our Securities, Is Dependent Upon Payments That We Receive from Our Subsidiaries.

       Our ability to pay our obligations, including our obligation to make payments on the securities we are offering, depends upon our subsidiaries' results of operations and on their paying us under the terms of our management agreements with them for programming, and for investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on the securities we are offering or to make funds available to us. Some of our subsidiaries' loan agreements require them to maintain certain financial ratios and restrict their ability to make dividends, pay management fees and advance funds to affiliated entities, including us.

       Our subsidiaries must satisfy all of their liabilities, including paying their trade creditors and preferred stockholders in full, before their assets will become available to us to pay holders of our debt securities and our trust subsidiaries' guaranteed trust preferred securities. In addition, even if we are a creditor of one of our subsidiaries, our claim would be subordinated to any security interest in its assets and to any of its indebtedness.

We Face a Wide Range of Competition in Areas Served by Our Cable Systems, Which Could Affect Our Future Results of Operations.

       Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors that use satellites, build competing cable systems in the same communities we serve or otherwise provide programming to our subscribers and potential subscribers. In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with our cable communications services. Some local telephone companies provide or have announced plans to provide video services within and outside their telephone service areas through a variety of methods, including broadband cable networks, satellite program distribution and wireless transmission facilities.

Our Competition May Increase Because of Technological and Other Advances, Which Could Affect Our Future Results of Operations.

       Recently, a number of companies, including telephone companies and ISPs have asked local authorities and the FCC to mandate that cable operators provide capacity on their broadband infrastructure so that these companies and others may deliver Internet services directly to customers over cable facilities. In response, several local jurisdictions attempted to impose these capacity obligations on several cable operators. Various cable companies, including us, have initiated litigation challenging these municipal requirements. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue. In addition, several telephone companies are introducing Digital Subscriber Line technology, known as DSL, which will allow Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines.

       We expect other advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment to occur in the future. Other new technologies and services may develop and may compete with services that our cable communications systems offer. The success of these ongoing and future developments could have a negative impact on our business and operations.

Our Cost of Providing Programming May Increase More Than That of Our Competitors, Which Could Make Our Services Less Competitive.

       We generally pay either a monthly fee per subscriber per channel or a percentage of certain revenues for programming. Our programming costs are increased by increases in the number of subscribers, expansion of the number of channels provided to customers, and increases in contract rates from programming suppliers. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. We anticipate that future contract renewals will result in programming costs that are higher than our costs today, particularly for sports programming, which could make our service less competitive.

We Face Competition in Electronic Retailing from the Retail Industry and Other Satellite-Transmitted Programs, Which Could Affect QVC's Future Results of Operations.

       QVC, our electronic retailing subsidiary, is a domestic and international electronic media general merchandise retailer which produces and distributes merchandise-focused television programs, via satellite, to affiliated video program providers for retransmission to subscribers. QVC operates in a highly competitive environment. As a general merchandise retailer, QVC competes for consumer expenditures and interest with the entire retail industry, including department, discount, warehouse and specialty stores, mail order, Internet and other direct sellers, shopping center and mall tenants and conventional retail stores. On television, QVC competes with other satellite-transmitted programs for channel space and viewer loyalty. Many systems have limited channel capacity and therefore may be precluded from carrying the QVC program.

The QVC Program May Experience Transmission Failures, Which Could Significantly Affect QVC's Future Results of Operations.

       A transponder on a communications satellite transmits the QVC domestic signal. QVC subleases transponders for the transmission of its signals to the UK and Germany and has made arrangements for redundant coverage through other satellites in case of a failure. An interruption or termination of satellite transmission due to transponder failure could have a material adverse effect on QVC's future results of operations.

Our Indentures Do Not Restrict Our Ability to Incur Additional Indebtedness, Which Could Make Our Debt Securities More Risky in the Future.

       As of June 30, 1999, our consolidated indebtedness was $7.843 billion, of which $3.135 billion constituted "Senior Indebtedness" as defined under the subordinated indenture dated as of June 15, 1999 between us and Bankers Trust Company, as trustee. As of June 30, 1999, our consolidated stockholders' equity was $6.742 billion. The indentures that govern the terms of our debt do not restrict our ability or our subsidiaries' ability to incur additional indebtedness. The degree to which we incur additional debt could have important consequences to holders of the securities, including:

       o limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

       o requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

       o limiting our flexibility to plan for, or react to, changes in our businesses;

       o making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

       o making us more vulnerable to a downturn in our businesses.

The Securities We Are Offering May Not Develop an Active Public Market, Which Could Depress the Resale Price of the Securities.

       The securities we are offering, other than our class A common stock and class A special common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

       In addition, the guaranteed trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying subordinated debt securities. This could have adverse tax consequences to you if you dispose of your guaranteed trust preferred securities between record dates for payments. See any accompanying prospectus supplement relating to guaranteed trust preferred securities for more information on the tax implications of your purchase of guaranteed trust preferred securities.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       The cable communications industry and the provision of programming content may be affected by, among other things:

       o changes in laws and regulations;

       o judicial and administrative decisions;

       o changes in the competitive environment;

       o changes in technology;

       o franchise related matters;

       o market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes; and demand for the programming content we distribute or the willingness of other video program providers to carry our content and general economic conditions.

       In this prospectus and in the documents we incorporate by reference, we state our beliefs of future events and our future financial performance. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should", "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" above. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

                               COMCAST CORPORATION

       We are principally engaged both in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks and in providing programming content, primarily through QVC. We are currently the third-largest cable communications system operator in the United States and are in the process of implementing high-speed Internet access service and digital video applications to enhance the products available on our cable networks.

       Our consolidated cable operations served approximately 5.6 million subscribers and passed approximately 9.2 million homes in the United States as of June 30, 1999. We own interests in other cable communications companies serving more than 238,000 subscribers as of June 30, 1999. In May of 1999, we entered into a series of transactions with AT&T Corp. whereby we will acquire, subject to receipt of necessary regulatory and other approvals, approximately 2 million cable subscribers from AT&T in a series of transactions over the next three years. Upon completion of the AT&T transactions and other pending transactions, we will serve in excess of 8 million subscribers.

       We provide programming content through our majority-owned subsidiaries, QVC, Inc. and E! Entertainment Television, Inc., and through other programming investments, including Comcast SportsNet, The Golf Channel, Speedvision and Outdoor Life. Through QVC, we market a wide variety of products directly to consumers primarily on merchandise-focused television programs. As of June 30, 1999, QVC is available, on a full and part-time basis, to over 72.4 million homes in the United States, over 7.6 million homes in the United Kingdom and Ireland and over 14.9 million homes in Germany.

       We are a Pennsylvania corporation that was organized in 1969. We have our principal executive offices at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. Our telephone number is (215) 665-1700. We also have a world wide web site at http://www.comcast.com. The information posted on our web site is not incorporated into this prospectus.

                               TRUST SUBSIDIARIES

       Comcast Corporation Trust I, Comcast Corporation Trust II and Comcast Corporation Trust III are statutory business trusts formed under Delaware law under separate declarations of trust on June 16, 1999. We executed, as sponsor for each trust, together with the relevant trustees, declarations of trust with respect to each trust subsidiary and will execute together with the relevant trustees and institutional trustee, an amended and restated declaration of trust that provides for the issuance of guaranteed trust preferred securities, when we issue them. Any reference to the "declaration" means the original declaration prior to such issuance, and the amended and restated declaration following issuance, unless otherwise indicated.

       Each of our trust subsidiaries exists for the exclusive purposes of:

       o issuing the guaranteed trust preferred securities and common securities representing undivided beneficial interests in its assets;

       o investing the gross proceeds of the guaranteed trust preferred securities and common securities in our subordinated debt securities; and

       o engaging in only those other activities necessary or incidental to the first two purposes.

We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will have an aggregate liquidation amount equal to no less than 3 percent of the total capital of each trust subsidiary. The common securities will rank equally with, and each trust subsidiary will make payments on the common securities in proportion to, the guaranteed trust preferred securities, except that if an event of default occurs under the declaration, our rights as holder of the common securities to payments will be subordinated to your rights as holder of the guaranteed trust preferred securities. Each of our trust subsidiaries has a term of 55 years, but may terminate earlier as provided in its declaration. Each trust subsidiary's business and affairs will be conducted by the trustees we appoint, as the direct or indirect holder of all the common securities. We, as holder of the common securities, are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each trust subsidiary. The trustees' duties and obligations are governed by the trust subsidiaries' declarations. Prior to the issuance of any guaranteed trust preferred securities, we will ensure that a majority of each trust subsidiary's trustees are persons who are our employees or officers or affiliates and that one trustee of each trust subsidiary is a financial institution that is not an affiliate of ours. The unaffiliated financial institution will act as institutional trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the institutional trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust subsidiary will have its principal place of business or reside in the State of Delaware. We will pay each trust subsidiary's fees and expenses, including those relating to any offering of guaranteed trust preferred securities. In addition, we guarantee payments on the guaranteed trust preferred securities to the extent our trust subsidiaries can themselves make payments on the guaranteed trust preferred securities.

       Each trust subsidiary's principal place of business is c/o Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148.

                                 USE OF PROCEEDS

       We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in a prospectus supplement. Each of our trust subsidiaries will use all proceeds received from the sale of the guaranteed trust preferred securities to purchase subordinated debt securities from us.

                                 DIVIDEND POLICY

     We paid quarterly dividends on our common stock of $0.012 per share in 1997 and 1998 and in March 1999. We do not intend to pay dividends on our common stock for the foreseeable future.

       RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our historical ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends from continuing operations. Earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest. Combined fixed charges and preferred stock dividends consist of fixed charges, as defined above, and the amount of pre-tax earnings required to pay the dividends on our preferred stock.

                                                 Six Months Ended
                                                     June 30,                         Years Ended December 31,
                                              ----------------------  ---------------------------------------------------------
                                                 1999        1998        1998        1997        1996        1995        1994
                                              ----------  ----------  ----------  ----------  ----------  ----------  ---------
Ratio of earnings to fixed charges .........    7.49x       1.41x       5.54x       1.45x       1.45x       1.48x            (1)
Ratio of earnings to combined fixed charges
 and preferred stock dividends .............    6.87x       1.29x       5.05x       1.38x       1.44x       1.48x            (1)

------------
(1) Earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $6.4 million for the year ended December 31, 1994.

                 DESCRIPTION OF THE SENIOR DEBT SECURITIES AND
                          SUBORDINATED DEBT SECURITIES

       Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

       o in the case of senior debt securities, under a senior indenture to be dated as of June 15, 1999 between us and Bank of Montreal Trust Company, as trustee; and

       o in the case of subordinated debt securities, under a subordinated indenture to be dated as of June 15, 1999 between us and Bankers Trust Company, as trustee.

       The senior indenture and the subordinated indenture are included as exhibits to the registration statement of which this prospectus is a part.

       Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this Section of the prospectus and under captions "Description of Debt Warrants," "Description of Common Stock," "Description of Purchase Contracts" and "Description of Units," the terms we, us and our mean Comcast Corporation only, and not subsidiaries of Comcast Corporation.

General

       The senior debt securities will constitute unsecured and unsubordinated obligations of ours and the subordinated debt securities will constitute unsecured and subordinated obligations of ours. A detailed description of the subordination provisions is provided below under the caption "Certain Terms of the subordinated debt securities -- Subordination". In general, however, if we declare bankruptcy the senior debt securities will be paid in full before the subordinated debt securities will receive anything.

       We are a holding company and conduct all of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay principal or interest on the debt securities, to pay the debt securities at maturity or upon redemption or to buy the debt securities will depend upon our subsidiaries paying us management fees under the terms of our management agreements with them, paying us for programming and repaying investments and advances we have made to them, and upon our subsidiaries' earnings and their distributing those earnings to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries' ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. In addition, some of our subsidiaries' loan agreements require them to maintain financial ratios and cash flow levels and contain restrictions on their ability to make dividend payments, pay management fees and make advances to affiliated entities, including us. The indentures will not limit our subsidiaries' ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

       You should look in the prospectus supplement for the following terms of the debt securities being offered:

       o the debt securities' designation;

       o the aggregate principal amount of the debt securities;

       o the percentage of their principal amount (i.e. price) at which the debt securities will be issued;

       o the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

       o the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

       o the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

       o the right, if any, to extend the interest payment periods and the duration of that extension;

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       o provisions for a sinking fund purchase or other analogous fund, if any;

       o the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

       o the form of the debt securities;

       o any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

       o the terms and conditions, if any, upon which we may have to repay the debt securities early at your option and the price or prices in the currency or currency unit in which the debt securities are payable;

       o the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

       o the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party; and

       o any other terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

       You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

       Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

       We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

 Certain Covenants

       Financial Information. We will file with the trustee, within 15 days after we are required to file the same under the Securities Exchange Act of 1934, copies of the annual reports and the information, documents and other reports to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. We intend to file all such reports, information and documents with the SEC, whether or not required by Section 13 or 15(d), and will send copies to the trustee within such 15 day period.

       Consolidation, Merger and Sale of Assets. We may not consolidate with, merge with or into, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our property and assets as an entirety or substantially an entirety in one transaction or a series of related transactions to any person (other than a consolidation with or merger with or into or a sale, conveyance, transfer, lease or other disposition to a wholly-owned subsidiary with a positive net worth; provided that, in connection with any merger of us and a wholly-owned subsidiary, no consideration other than common stock in the surviving person or of ours shall be issued or distributed to our stockholders) or permit any person to merge with or into us unless:

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       o we are the continuing person or the person formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities and under the indenture;

       o immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

       o we deliver to the trustee an officers' certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture and the debt securities relating to such transaction have been complied with; provided, however, that the foregoing limitations will not apply if, in the good faith determination of our board of directors, whose determination must be set forth in a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

 Events of Default

       An event of default for a series of senior debt securities is defined under the senior indenture as being:

       o our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise;

       o our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days;

       o we default in the performance of or we breach any of our other covenants or agreements in the senior indenture applicable to all the senior debt securities or applicable to senior debt securities of such series and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

       o a court having jurisdiction enters a decree or order for:

         o relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

         o appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or for all or substantially all of our property and assets; or

         o the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 180 consecutive days.

       o we:

         o commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

         o consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of ours or for all or substantially all of our property and assets; or

         o effect any general assignment for the benefit of creditors.

       If an event of default other than an event of default specified in the last two bullet points above occurs with respect to an issue of senior debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such senior debt securities then outstanding under the indenture by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

       Upon a declaration of acceleration, such principal amount of and accrued interest, if any, on

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such senior debt securities shall be immediately due and payable. If an event of default specified in the last two bullet points above occurs with respect to us, the principal amount of and accrued interest, if any, on each issue of senior debt securities then outstanding shall be and become immediately due and payable without any notice or other action on the part of the trustee or any holder.
Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of an issue of senior debt securities that has been accelerated. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of an issue of senior debt securities by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see "--Modification and Waiver."

       The holders of at least a majority in aggregate principal amount of an issue of senior debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of senior debt securities. A holder may not pursue any remedy with respect to the indenture or any series of senior debt securities unless:

       o the holder gives the trustee written notice of a continuing event of default;

       o the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

       o the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

       o the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

       o during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

       These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

       The senior indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, as to their knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under the indenture.

 Discharge and Defeasance

       The senior indenture provides that, except as otherwise provided in this paragraph, we may discharge our obligations with respect to an issue of senior debt securities and the indenture with respect to such series of senior debt securities if:

       o all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by it under the indenture; or

       o o the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption;


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         o we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the senior indenture; and

         o we deliver to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the senior debt securities of such series have been complied with.

       With respect to the first bullet point, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee under the indenture shall survive. With respect to the second bullet point, only our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

       The senior indenture also provides that, except as otherwise provided in this paragraph, we:

       o will be deemed to have paid and will be discharged from any and all obligations in respect of a series of senior debt securities, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities ("legal defeasance"); and

       o may omit to comply with any term, provision or condition of the senior indenture described above under "--Certain Covenants" and such omission shall be deemed not to be an event of default under the third clause of the first paragraph of "--events of default" with respect to such series of senior debt securities ("covenant defeasance");

       provided that the following conditions shall have been satisfied:

         o we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

         o such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

         o no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

         o we shall have delivered to the trustee:

           (1) either an opinion of counsel that the holders of the senior debt securities of

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              such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (which opinion, in the case of a legal defeasance, shall be based upon a change in law) or a ruling directed to the trustee received from the Internal Revenue Service to the same effect; and

          (2) an opinion of counsel that the holders of the senior debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and

         o we have delivered to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated of the senior debt securities of such series have been complied with.

       Subsequent to legal defeasance under the first bullet point above, our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and its right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, in the case of legal defeasance under the first bullet point above, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

 Modification and Waiver

       We and the trustee may amend or supplement the senior indenture or the senior debt securities without notice to or the consent of any holder:

       o to cure any ambiguity, defect, or inconsistency in the senior indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

       o to comply with the provisions described under "--Certain
Covenants--Consolidation, Merger and Sale of Assets";

       o to comply with any requirements of the SEC in connection with the qualification of the senior indenture under the Trust Indenture Act;

       o to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

       o to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

       o to provide for uncertificated senior debt securities and to make all appropriate changes for such purpose;

       o to make any change that does not adversely affect the rights of any holder;

       o to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

       o to make any change so long as no senior debt securities are outstanding.

       Subject to certain conditions, without prior notice to any holder of an issue of senior debt securities, modifications and amendments of the senior indenture may be made by us and the trustee with the written consent of the holders of a majority in principal amount of such series of senior debt securities, and compliance by us with any provision of the indenture with respect to such series of senior debt securities may be waived by written notice to the trustee by the holders of a majority in

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principal amount of such series of senior debt securities outstanding; provided, however, that each affected holder must consent to any modification, amendment or waiver that,

       o changes the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

       o reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

       o changes the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

       o changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

       o changes the provisions relating to the waiver of past defaults or change or impair the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

       o reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

       o alters or impairs the right to convert the senior debt security at the rate and upon the terms provided in the indenture;

       o waives a default in the payment of principal of or interest on the senior debt securities;

       o adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

       o modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived with the consent of the holder of each senior debt security of such series affected by the modification.

       It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of the indenture becomes effective, we must give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

       With respect to any issue of senior debt securities, neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, or otherwise, to any holder of any such senior debt securities for or as an inducement to any consent, waiver, or amendment of any of the terms or provisions of such series of senior debt securities or the indenture with respect to such series of senior debt securities unless such consideration is offered to be paid or agreed to be paid to all holders of such senior debt securities of such series that consent, waive, or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver, or agreement.

 No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

       The senior indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director, employee of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

 Concerning the Trustee

       The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such

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

duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

 Governing Law

       The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

 The Trustees

       We may have normal banking relationships with the trustees under the indentures in the ordinary course of business.


Certain Terms of the Subordinated Debt Securities

       Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical, in all material respects, to the terms of the senior indenture and senior debt securities.

 Subordination

       The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any senior indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of senior indebtedness may receive more, ratably, and holders of our subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

       The term "Senior Indebtedness" means the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding today or incurred by us in the future:

       o all of our indebtedness for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time we acquire it;

       o all of our indebtedness evidences by notes, debentures, bonds or other securities sold by us for money;

       o all of our lease obligations which are capitalized on our books in accordance with generally accepted accounting principles;

       o all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that we, in any manner, assume or guarantee or that we in effect guarantee through an agreement to purchase, whether that agreement is contingent or otherwise; and

       o all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

       unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any indebtedness outstanding under our senior subordinated debentures Indenture dated as of October 17, 1991

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

between us and Morgan Guaranty Trust Company of New York, as successor trustee to Harris Trust and Savings Bank constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Special Terms Applicable to the Issuance of Subordinated Debt Securities to one of our Trust Subsidiaries

       If we issue subordinated debt securities to one of our trust subsidiaries or a trustee of such trust in connection with its issuance of guaranteed trust preferred securities, such subordinated debt securities subsequently may be distributed pro rata to the holders of such guaranteed preferred trust securities in connection with the dissolution of such trust subsidiary upon the occurrence of certain events described in the prospectus supplement relating to such guaranteed preferred trust securities. Only one series of subordinated debt securities will be issued to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed preferred trust securities by such trust subsidiary.

 Certain Covenants

       If we issue subordinated debt securities to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities by such trust subsidiary and:

       o there shall have occurred any event that would constitute an event of default; or

       o we are in default with respect to our payment of any obligations under the related guaranteed trust preferred securities guarantee or common securities guarantee, then

         o we shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock (other than (1) purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans,
       (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing; and

         o we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank equally with or junior to such subordinated debt securities; except in the case of debt securities that rank equally with such subordinated debt securities, on a pro rata basis.

       If (1) we issue subordinated debt securities to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities by such trust subsidiary and we have exercised our right to defer payments of interest on such subordinated debt securities by extending the interest payment period of such subordinated debt securities as provided in the supplemental indenture relating to such subordinated debt securities and such period, or any extension thereof, shall be continuing, or (2) there shall have occurred any event of default, as defined in the subordinated indenture, then:

       o we shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or make any guarantee payment with respect thereto (other than (1) purchases or acquisitions of shares of our common stock to satisfy our obligations under any employee benefit plans, (2) as a result of a reclassification of our capital stock for another class or series of our capital stock or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or security being converted or exchanged), or make any guarantee payment with respect thereto; and

       o we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to such subordinated debt securities; except in the case of debt securities that rank equally with such subordinated debt securities, on a pro rata basis.

       If we issue subordinated debt securities to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities of such trust subsidiary, for so long as such guaranteed trust preferred securities remain outstanding, we will:

       o maintain 100 percent direct or indirect ownership of the common securities of such trust subsidiary; provided, however, that any permitted successor of ours under the subordinated indenture may succeed to our ownership of such common securities;

       o use our reasonable efforts to cause such trust subsidiary:

         o to remain a statutory business trust, except in connection with the distribution of subordinated debt securities, the redemption of all of such guaranteed trust preferred securities of such trust subsidiary, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust subsidiary; and

         o to otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes; and

         o to use our reasonable efforts to cause each holder of guaranteed trust preferred securities to be treated as owning an individual beneficial interest in the subordinated debt securities.

 Events of Default, Waiver and Notice

       In addition to the events of default applicable to all subordinated debt securities, if we issue subordinated debt securities to one of our trust subsidiaries or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities by such trust subsidiary, the following will also constitute an event of default:

       the voluntary or involuntary dissolution, winding-up or termination of such trust subsidiary, except in connection with the distribution of subordinated debt securities to the holders of guaranteed trust preferred securities in liquidation of such trust subsidiary, the redemption of all of the guaranteed trust preferred securities of such trust subsidiary, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust subsidiary.

Convertible Debt Securities

       The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, class A common stock or class A special common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

       Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

       The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, class A common stock or class A special common stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

       The holder of a convertible debt security may convert a portion thereof which is $1,000 or any integral multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

       Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate will be subject to adjustment as set forth in the indentures. Such events include:

       o the issuance of shares of any class of capital stock of ours as a dividend on the class of capital stock into which the debt securities of such series are convertible;

       o subdivisions, combinations and reclassifications of the class of capital stock into which debt securities of such series are convertible;

       o the issuance to all holders of the class of capital stock into which debt securities of such series are convertible of rights or warrants entitling the debt security holders (for a period not exceeding 45 days) to subscribe for or purchase shares of such class of capital stock at a price per share less than the current market price per share of such class of capital stock;

       o the distribution to all holders of the class of capital stock into which debt securities of such series are convertible of evidences of indebtedness of ours or of assets or subscription rights or warrants (other than those referred to above); and

       o distributions of cash in excess of certain threshold amounts.

       In the case of cash dividends in excess of threshold amounts, we may, at our option, choose to set aside the amount of such distribution in cash for distribution to the holder upon conversion rather than adjust the conversion rate; we do not intend to pay interest on the cash set aside.

       No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. Fractional shares of capital stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment. Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

                             DESCRIPTION OF WARRANTS

General

       We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement are set forth in the applicable prospectus supplement.

       The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

       o the title of such warrants;

       o the aggregate number of such warrants;

       o the price or prices at which such warrants will be issued;

       o the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

       o the securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

       o the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

       o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

       o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

       o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such Security;

       o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

       o information with respect to book-entry procedures, if any;

       o if applicable, a discussion of certain United States Federal income tax considerations; and

       o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                        DESCRIPTION OF PURCHASE CONTRACTS

       We may issue purchase contracts for the purchase or sale of:

       o our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

       o currencies or composite currencies; or

       o commodities.

       Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We must, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

       Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

                              DESCRIPTION OF UNITS

       As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, guaranteed trust preferred securities, preferred stock, class A common stock or class A special common stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

       o all terms of the units and of the purchase contracts, warrants, debt securities, guaranteed trust preferred securities, shares of preferred stock, shares of class A common stock or shares of class A special common stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

       o a description of the terms of any unit agreement governing the units;
and

       o a description of the provisions for the payment, settlement, transfer or exchange of the units.

           DESCRIPTION OF THE GUARANTEED TRUST PREFERRED SECURITIES

       Each trust subsidiary has the sole obligation to make payments to you on the guaranteed trust preferred securities. However, our obligations to each trust subsidiary and our guaranteed trust preferred securities guarantee are equivalent to our full and unconditional guarantee on a subordinated basis of each trust subsidiary's payments to you on the guaranteed trust preferred securities. We have the sole obligation to make payments to you on all other securities.

       Each trust subsidiary may issue, from time to time, only one series of guaranteed trust preferred securities along with common securities having terms described in the prospectus supplement relating to the issuance. The declaration of each trust subsidiary authorizes the regular trustees of such trust subsidiary to issue on its behalf one series of guaranteed trust preferred securities. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939. The guaranteed trust preferred securities will have terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act of 1939 and which will mirror the terms of the subordinated debt securities held by the trust subsidiary and described in the applicable prospectus supplement. You should look in the prospectus supplement for the specific terms of the guaranteed trust preferred securities, including:

       o the distinctive designation and number of the guaranteed trust preferred securities;

       o the annual distribution rate or method of determining such rate for the guaranteed trust preferred securities and the date or dates upon which such distributions shall be payable; provided, however, that distributions on the guaranteed trust preferred securities shall be payable on a periodic basis to holders of such guaranteed trust preferred securities as of a record date in each period during which such guaranteed trust preferred securities are outstanding;

       o whether distributions on the guaranteed trust preferred securities will be cumulative, and, in the case of guaranteed trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the guaranteed trust preferred securities shall be cumulative;

       o the amount or amounts which shall be paid out of the assets of our trust subsidiary to the holders of its guaranteed trust preferred securities upon its voluntary or involuntary dissolution, winding-up or termination;

       o the obligation, if any, of our trust subsidiary to purchase or redeem guaranteed trust preferred securities it issues and the price or prices at which, the period or periods within which, and the terms and conditions upon which, it may purchase or redeem its guaranteed trust preferred securities in whole or in part;

       o the voting rights, if any, of our trust subsidiary's guaranteed trust preferred securities in addition to those required by law, including the number of votes per guaranteed trust preferred security and any requirement for the approval by the holders of guaranteed trust preferred securities as a condition to specified action or amendments to the declaration of our trust subsidiary;

       o the terms and conditions, if any, upon which the underlying subordinated debt securities may be distributed to holders of guaranteed trust preferred securities;

       o if applicable, any securities exchange upon which the guaranteed trust preferred securities shall be listed; and

       o any other relevant rights, preferences, privileges, limitations or restrictions of guaranteed trust preferred securities not inconsistent with the declaration of our trust subsidiary or with applicable law.

       We will guarantee all guaranteed trust preferred securities offered by this prospectus hereby to the extent described below under "Description of the Guaranteed Trust Preferred Securities Guarantees." We will describe certain of the United States federal income tax considerations applicable to any offering of guaranteed trust preferred securities in an accompanying prospectus supplement.

       In connection with the issuance of guaranteed trust preferred securities, our trust subsidiary will issue one series of its common securities. The declaration of each of our trust subsidiaries authorizes its regular trustees to issue on its behalf one series of common securities having terms including distributions, redemption, voting, liquidation rights or restrictions as shall be set forth in the declaration. The terms of the common securities issued by one of our trust subsidiaries will be substantially identical to the terms of its guaranteed trust preferred securities and the common securities will rank equally, and payments will be made thereon pro rata, with the guaranteed trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the guaranteed trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of our trust subsidiaries' trustees. We will directly or indirectly own all of the common securities of each of our trust subsidiaries.

Enforcement of Certain Rights by Holders of Guaranteed Trust Preferred
Securities

       If an event of default under the declaration of one of our trust subsidiaries occurs and is continuing, then the holders of its guaranteed trust preferred securities would have to rely on the institutional trustee enforcing against us its rights as a holder of the subordinated debt securities. In addition, the holders of a majority in liquidation amount of the guaranteed trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or to direct the exercise of any trust or power conferred upon the institutional trustee under the applicable declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the institutional trustee fails to enforce its rights under the subordinated debt securities, a holder of guaranteed trust preferred securities may not institute a legal proceeding directly against us to enforce the institutional trustee's rights under the applicable series of subordinated debt securities. Notwithstanding the foregoing, if an event of default under the applicable declaration has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities when due, then a holder of guaranteed trust preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of such holder's guaranteed trust preferred securities on or after the respective due date for the applicable series of subordinated debt securities. In connection with such a direct action brought by a holder, we will be subrogated to the rights of such holder of guaranteed trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of preferred securities in such direct action.

      DESCRIPTION OF THE GUARANTEED TRUST PREFERRED SECURITIES GUARANTEES

       Set forth below is a summary of information concerning the guaranteed trust preferred securities guarantees that we will execute and deliver for the benefit of the holders from time to time of the guaranteed trust preferred securities. Each guaranteed trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We will name the trustee who will act as indenture trustee under each guaranteed trust preferred securities guarantee for purposes of the Trust Indenture Act of 1939 in the prospectus supplement relating to such guaranteed trust preferred securities. The terms of each guaranteed trust preferred securities guarantee will be those set forth in such guaranteed trust preferred securities guarantee and those made part of such guaranteed trust preferred securities guarantee by the trust indenture act. Because the following is only a summary of the guaranteed trust preferred securities guarantee, it does not contain all information that you may find useful. For further information about the guaranteed trust preferred securities guarantee, you should read the guaranteed trust preferred securities guarantee. Each guaranteed trust preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the guaranteed trust preferred securities of the relevant trust subsidiary.

General

       Pursuant to each guaranteed trust preferred securities guarantee, we will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the guaranteed trust preferred securities, the guarantee payments described below (except to the extent paid by our trust subsidiary), as and when due, regardless of any defense, right of set-off or counterclaim which such trust subsidiary may have or assert. The following payments with respect to guaranteed trust preferred securities to the extent not paid by such trust subsidiary, will be subject to the guaranteed trust preferred securities guarantee thereon (without duplication):

       o any accrued and unpaid distributions which are required to be paid on such guaranteed trust preferred securities, to the extent the applicable trust subsidiary has funds available for such payment;

       o the redemption price, including all accrued and unpaid distributions, to the extent the applicable trust subsidiary has funds available for such payment with respect to any guaranteed trust preferred securities called for redemption by such trust subsidiary; and

       o upon a voluntary or involuntary dissolution, winding-up or termination of such trust subsidiary (other than in connection with the distribution of subordinated debt securities to the holders of guaranteed trust preferred securities or the redemption of all of the guaranteed trust preferred securities), the lesser of

         o the aggregate of the liquidation amount and all accrued and unpaid distributions on such guaranteed trust preferred securities to the date of payment, to the extent such trust subsidiary has funds available therefor; and

         o the amount of assets of such trust subsidiary remaining available for distribution to holders of such guaranteed trust preferred securities in liquidation of such trust subsidiary.

       The redemption price and liquidation amount will be fixed at the time the guaranteed trust preferred securities are issued. Our obligation to make a guarantee payment as described above may be satisfied by direct payment of the required amounts by us to the holders of guaranteed trust preferred securities or by our causing our trust subsidiary to pay such amounts to such holders.

       No guaranteed trust preferred securities guarantee will apply to any payment of distributions except to the extent our trust subsidiary has funds available for such payment. If we do not make interest payments on the subordinated debt securities purchased by our trust subsidiary, it will not pay distributions on its guaranteed trust preferred securities and will not have funds available to make such payment. See "Description of the Subordinated Debt Securities -- Certain Covenants." The guaranteed trust preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated debt security indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of our trust subsidiaries (other than with respect to the guaranteed trust preferred securities and related common securities), is equivalent to a full and unconditional guarantee on a subordinated basis by us of payments due on the guaranteed trust preferred securities.

Certain Covenants

       In each guaranteed trust preferred securities guarantee, we will covenant that, so long as any guaranteed trust preferred securities issued by the applicable trust subsidiary remain outstanding, if there shall have occurred any event that would constitute an event of default under such guaranteed trust preferred securities guarantee or under our trust subsidiary's declaration, then:

       o we may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of our capital stock (other than (i) purchases or acquisitions of shares of our common stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock, (ii) as a result of a reclassification of our capital stock or the exchange or conversion of one our class or series of capital stock for another of our class or series of capital stock or,

(iii) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing and

       o we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank equally with or junior to such subordinated debt securities; except in the case of debt securities that rank equally with such subordinated debt securities, on a pro rata basis.

Modification of the Guaranteed Trust Preferred Securities Guarantees;
Assignment

       Except with respect to any changes which do not adversely affect the rights of holders of guaranteed trust preferred securities (in which case no vote will be required), each guaranteed trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the related guaranteed trust preferred securities. The manner of obtaining any such approval of holders of such guaranteed trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guaranteed trust preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related guaranteed trust preferred securities.

Termination

       Each guaranteed trust preferred securities guarantee will terminate as to the guaranteed trust preferred securities issued by the applicable trust subsidiary:

       o upon full payment of the redemption price, including all accrued and unpaid distributions, of all its guaranteed trust preferred securities;

       o upon distribution of the subordinated debt securities held by it to the holders of its guaranteed trust preferred securities; or

       o upon full payment of the amounts payable in accordance with its declaration upon its liquidation.

       Each guaranteed trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of guaranteed trust preferred securities issued by the applicable trust subsidiary must restore payment of any sums paid under such guaranteed trust preferred securities or such guaranteed trust preferred securities guarantee.

Events of Default

       An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee.

       The holders of a majority in liquidation amount of the guaranteed trust preferred securities relating to such guaranteed trust preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guaranteed trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such guaranteed trust preferred securities. If the preferred guarantee trustee fails to enforce such guaranteed trust preferred securities guarantee, any holder of guaranteed trust preferred securities relating to such guaranteed trust preferred securities guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee's rights under such guaranteed trust preferred securities guarantee, without first instituting a legal proceeding against the relevant trust subsidiary, the preferred guarantee trustee or any other person or entity. Notwithstanding the foregoing, if we have failed to make a guarantee payment, a holder of guaranteed trust preferred securities may directly institute a proceeding against us for enforcement of the guaranteed trust preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against our trust subsidiary or any other person or entity before proceeding directly against us.

       The preferred guarantee trustee, prior to the occurrence of a default with respect to a guaranteed trust preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such guaranteed trust preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a guaranteed trust preferred securities guarantee at the request of any holder of guaranteed trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

Status of the Preferred Securities Guarantees

       The guaranteed trust preferred securities guarantees will constitute unsecured obligations of ours and will rank (i) subordinate and junior in right of payment to all of our other liabilities, (ii) equally with the most senior preferred or preference stock now or in the future issued by us and with any guarantee now or in the future entered into by us in respect of any preferred or preference stock of any of our affiliates, and (iii) senior to our common stock. The terms of the guaranteed trust preferred securities provide that each holder of guaranteed trust preferred securities issued by the applicable trust subsidiary by accepting the guaranteed trust preferred securities agrees to the subordination provisions and other terms of the guaranteed trust preferred securities guarantee relating to the guaranteed trust preferred securities.

       The guaranteed trust preferred securities guarantees will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the preferred securities guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

       We and certain of our affiliates may maintain a banking relationship with the preferred guarantee trustee.

Governing Law

       The guaranteed trust preferred securities guarantees will be governed by, and construed and interpreted in accordance with the laws of the State of New York.

                                GLOBAL SECURITIES

       We may issue the debt securities, warrants, purchase contracts, guaranteed trust preferred securities, guaranteed trust preferred securities guarantee and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

       The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

       Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as "participants" or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

       So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

       Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts, preferred securities, guaranteed trust preferred securities guarantee or units, represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

       We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

       If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant

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
trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

                         DESCRIPTION OF PREFERRED STOCK

       Our board of directors is authorized to issue in one or more series up to a maximum of 20,000,000 shares of preferred stock, without par value. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. The dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of each series of the preferred stock will be set forth in the prospectus supplement.

       The applicable prospectus supplement will describe the following terms to the extent that they may apply to an issuance of preferred stock in respect of which this prospectus is being delivered:

       o the specific designation, number of shares, seniority and purchase price;

       o any liquidation preference per share;

       o any date of maturity;

       o any redemption, repayment or sinking fund provisions;

       o any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

       o any voting rights;

       o if other than the currency of the United States of America, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

       o the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

       o whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

       o the place or places where dividends and other payments on the preferred stock will be payable; and

       o any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

       As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a bank or trust company selected by us as the depositary.

       All shares of preferred stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable. We have been advised that the preferred stock will be exempt from existing Pennsylvania personal property tax.

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
                        DESCRIPTION OF DEPOSITARY SHARES

       The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

       We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

       The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

       Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

       The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

       In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

       The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

       If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

       If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

       After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

       Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

       The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

       We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

       We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock.

       Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

       The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon

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

our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

                           DESCRIPTION OF COMMON STOCK

       The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

       We have three classes of common stock outstanding: class A special common stock, $1.00 par value per share; class A common stock, $1.00 par value per share; and class B common stock, $1.00 par value per share. There are currently 2,500,000,000 shares of class A special common stock, 200,000,000 shares of class A common stock and 50,000,000 shares of class B common stock authorized. At the close of business on June 30, 1999, there were 708,502,767 shares of class A special common stock, 31,494,976 shares of class A common stock and 9,444,375 shares of class B common stock outstanding.

Dividends

       Subject to the preferential rights of any preferred stock then outstanding, the holders of class A special common stock, class A common stock and class B common stock are entitled to receive pro rata per share cash dividends as from time to time may be declared by our board of directors out of funds legally available therefor. Each class of our common stock is to receive dividends, as declared, on an equal basis per share.

       Stock dividends on, and stock splits of, any class of common stock shall not be paid or issued unless paid or issued on all classes of common stock, in which case they are to be paid or issued only in shares of that class or in shares of either class common stock or class A special common stock.

Voting Rights

       The holders of the class A special common stock are not entitled to vote in the election of directors or otherwise, except where class voting is required by applicable law or our articles of incorporation, in which case, each holder of class A special common stock shall be entitled to one vote per share. Each holder of class A common stock has one vote per share and each holder of class B common stock has 15 votes per share. The articles of incorporation provide that the class A special common stock, the class A common stock and the class B common stock vote as separate classes on certain amendments to the articles of incorporation regarding conversion rights of the class B common stock and as required by applicable law. Under applicable law, holders of class A special common stock have voting rights in the event of certain amendments to the articles of incorporation and certain mergers and other fundamental corporate changes. In all other instances, including the election of directors, the class A common stock and the class B common stock vote as one class. Neither the holders of class A common stock nor the holders of class B common stock have cumulative voting rights.

Principal Shareholder

       At June 30, 1999, Sural Corporation, a Delaware corporation, owned 8,786,250 shares of our outstanding class B common stock and 795,038 shares of our outstanding class A common stock. Mr. Brian L. Roberts, our president, owns stock representing substantially all of the voting power of all classes of voting securities of Sural. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Roberts is deemed to be the beneficial owner of the shares of class B common stock and class A common stock owned by Sural, and he is deemed to be the beneficial owner of an additional 4,061 shares of class A common stock, including 1,356 shares owned by his wife, as to which he disclaims beneficial ownership. Since each share of class B common stock is entitled to fifteen votes, the shares of class A common stock and class B common stock owned by Sural and Mr. Roberts constitute approximately 77% of the voting power of the two classes of our voting common stock combined. The class B common stock is convertible on a share-for-share basis into class A common stock or class a special common stock. If Sural and Mr. Roberts were to convert the class B common stock which they are deemed to beneficially own into class A common stock, Mr. Roberts would beneficially own 9,585,349 shares of class A common stock, which is approximately 24% of the class A common stock.

Conversion of Class B Common Stock

       The class B common stock is convertible share for share into either the class A common stock or the class A special common stock.

Preference on liquidation

       In the event of the liquidation, dissolution or winding up, either voluntary or involuntary, of us, the holders of class A special common stock, class A common stock and class B common Stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, our remaining assets, if any, in proportion to the number of shares held by them without regard to class.

Miscellaneous

       The holders of class A special common stock, class A common stock and class B common stock do not have any preemptive rights, except that if the right to subscribe to stock, options or warrants to purchase stock is offered or granted to all holders of class A special common Stock or class A common stock, parallel rights must be given to all holders of class B common stock. All shares of class A special common stock, class A common stock and class B common stock presently outstanding are, and all shares of the class A special common stock and class A common stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be, fully paid and non-assessable. We have been advised that the class A special common stock and class A common stock are exempt from existing Pennsylvania personal property tax.

       The transfer agent and registrar for our class A special common stock and class A common stock is The Bank of New York, One Wall Street, New York, New York 10286.

                              PLAN OF DISTRIBUTION

       We and/or our trust subsidiaries may sell the Securities being offered hereby in four ways:

       o directly to purchasers;

       o through agents;

       o through underwriters; and

       o through dealers.

       We and/or our trust subsidiaries may directly solicit offers to purchase securities, or we and/or our trust subsidiaries may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we or our trust subsidiaries must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

       If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

       If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

       Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

       In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

       Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                  LEGAL MATTERS

       As to matters governed by Pennsylvania law, Arthur R. Block, Esquire, Senior Deputy General Counsel of the Company, and as to matters governed by New York law, Davis Polk & Wardwell, will pass upon the validity of the securities on our behalf and on behalf of our trust subsidiaries, although we may use other counsel, including our employees, to do so. Certain matters of Delaware law relating to the validity of the guaranteed trust preferred securities will be passed upon by Richards, Layton & Finger. Unless otherwise indicated in the accompanying prospectus supplement, legal matters will be passed upon for the underwriters or agents by Cahill Gordon & Reindel (a partnership including a professional organization).

                                     EXPERTS

       Our consolidated financial statements and consolidated financial statement schedules in our annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference.

       Such consolidated financial statements and consolidated financial statement schedules have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of QVC, Inc. and subsidiaries, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is included as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

       We, along with our trust subsidiaries, have filed this prospectus as part of a combine registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, copies of our senior indenture and subordinated indenture, forms of our senior debt security and subordinated debt security, the declaration of trust of each of our trust subsidiaries, a form of amended and restated declaration of trust to be adopted in connection with the issuance of any guaranteed trust preferred securities, a form of trust preferred security, the certificate of trust of each of our trust subsidiaries, a form of guarantee for the guaranteed trust preferred securities, a form of unit agreement, a form of purchase contract agreement, a form of pledge agreement, a form of warrant agreement for warrants sold alone, a form of warrant for warrants sold alone, a form of warrant agreement for warrants sold attached to securities, a form of warrant for warrants sold attached to securities, a form of deposit agreement and a form of depository share. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described below.

       We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

       Our trust subsidiaries have been created solely to issue guaranteed trust preferred securities for our financing purposes. We do not plan to provide separate financial statements for our trust subsidiaries because you will be relying on our ability to make payments on our debt securities held by the trust subsidiaries or on our guarantee, rather than the trust subsidiaries' independent ability to make payments on the guaranteed trust preferred securities. In addition, although our trust subsidiaries would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trust subsidiaries from this filing obligation for as long as we continue to file our information with the SEC.

       You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus Supplement. We incorporate by reference the documents listed below, each of which is filed under SEC File No. 000-06983, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

       o Our annual report on Form 10-K for the year ended December 31, 1998;

       o Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999;

       o Our current reports on Form 8-K dated August 9, 1999, July 7, 1999, May 26, 1999, May 26, 1999, May 4, 1999, April 7, 1999, March 22, 1999, March 9,
1999, March 9, 1999 and January 20, 1999; and

       o The description of our class A special common stock and class A common stock contained in the first amendment to our registration statement on Form 8-A/A dated July 16, 1996.

       We will provide free copies of any of those documents, if you write or telephone us at: 1500 Market Street, Philadelphia, Pennsylvania 19102-2148,
(215) 665-1700.


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